    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 6, 2001



                                            REGISTRATION STATEMENT NO. 333-74190

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------


                                AMENDMENT NO. 1
                                       TO

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                              CARNIVAL CORPORATION

             (Exact name of registrant as specified in its charter)

         REPUBLIC OF PANAMA                           4400                               59-1562976
  (State or other jurisdiction of         (Primary Standard Industrial                (I.R.S. Employer
   incorporation or organization)         Classification Code Number)              Identification Number)

                             3655 N.W. 87TH AVENUE
                           MIAMI, FLORIDA 33178-2428
                                 (305) 599-2600

  (Address, including zip code, and telephone number, including area code, of registrant's principal executive office)

                         ------------------------------

                              ARNALDO PEREZ, ESQ.
                                GENERAL COUNSEL
                              CARNIVAL CORPORATION
                             3655 N.W. 87TH AVENUE
                           MIAMI, FLORIDA 33178-2428
                                 (305) 599-2600

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                         ------------------------------

                                WITH COPIES TO:

                             JOHN C. KENNEDY, ESQ.
                    PAUL, WEISS, RIFKIND, WHARTON & GARRISON
                          1285 AVENUE OF THE AMERICAS
                         NEW YORK, NEW YORK 10019-6064
                                 (212) 373-3000

                         ------------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   From time to time after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 of the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                         ------------------------------


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                              CARNIVAL CORPORATION

                                ---------------

             $1,051,175,000 LIQUID YIELD OPTION-TM- NOTES DUE 2021
                             (ZERO COUPON--SENIOR)
                       17,446,000 SHARES OF COMMON STOCK

                               ------------------

This prospectus relates to $1,051,175,000 aggregate principal amount at maturity of our Liquid Yield Option-TM- Notes due 2021 (the "LYONs") held by certain selling securityholders. The LYONs may be sold from time to time by or on behalf of the selling securityholders named in this prospectus or in supplements to this prospectus.

This prospectus also relates to 17,446,000 shares of our common stock issuable upon conversion of the LYONs held by certain selling securityholders, plus such additional indeterminate number of shares as may become issuable upon conversion of the LYONs by reason of adjustment to the conversion price in certain circumstances.

The selling securityholders may sell all or a portion of the LYONs in market transactions, negotiated transactions or otherwise and at prices which will be determined by the prevailing market price for the LYONs or in negotiated transactions. The selling securityholders may also sell all or a portion of the shares of common stock from time to time on the New York Stock Exchange, in negotiated transactions or otherwise, and at prices which will be determined by the prevailing market price for the shares or in negotiated transactions. The selling securityholders will receive all of the proceeds from the sale of the LYONs and the common stock. We will not receive any proceeds from the sale of LYONs or common stock by the selling securityholders.


Our common stock is traded on the New York Stock Exchange under the symbol CCL. On December 5, 2001, the last reported sales price of our common stock was $27.19 per share. There is no public market for the LYONs, and we do not intend to apply for listing of them or any securities exchange or to seek approval for quotation of them through any automated quotation system.


WE URGE YOU TO CAREFULLY READ THE "RISK FACTORS" SECTION BEGINNING ON PAGE 11, WHERE WE DESCRIBE SPECIFIC RISKS ASSOCIATED WITH THESE SECURITIES, BEFORE YOU MAKE YOUR INVESTMENT DECISION.

Neither the Securities and Exchange Commission, nor any state securities commission, has approved or disapproved of these LYONs or common stock or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

------------------------

(-TM-) Trademark of Merrill Lynch & Co., Inc.


The date of this prospectus is December 6, 2001.

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
Where You Can Find More Information.........................         2
Incorporation of Documents by Reference.....................         3
Summary.....................................................         4
  Securities Being Offered..................................         6
Risk Factors................................................        10
  Risks Related to our Business.............................        10
  Risks Relating to our Corporate Structure.................        12
  Risks Relating to the LYONs and our Common Stock..........        14
Special Note Regarding Forward-Looking Statements...........        14
Ratio of Earnings to Fixed Charges..........................        16
Price Range of Common Stock and Dividends...................        16
Selected Consolidated Financial Data........................        18
Capitalization..............................................        19
Use of Proceeds.............................................        20
Selling Securityholders.....................................        20
Plan of Distribution........................................        21
Description of LYONs........................................        23
Description of Capital Stock................................        41
Certain Panamanian and United States Federal Income Tax
  Considerations............................................        44
Experts.....................................................        47
Legal Matters...............................................        47

                            ------------------------

                      WHERE YOU CAN FIND MORE INFORMATION

    We are subject to the informational requirements of the Securities Exchange Act of 1934, and file reports, proxy statements and other information with the SEC. We have also filed with the SEC a registration statement on Form S-3 to register the LYONs and the underlying common stock. This prospectus, which forms part of the registration statement, does not contain all of the information included in that registration statement. For further information about Carnival Corporation and the securities offered in this prospectus, you should refer to the registration statement and its exhibits. You may read and copy any document we file with the SEC at the SEC's Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of these reports, proxy statements and information may be obtained at prescribed rates from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. In addition, the SEC maintains a web site that contains reports, proxy statements and other information regarding registrants, such as us, that file electronically with the SEC. The address of this web site is http://www.sec.gov.

    You should only rely on the information contained in this prospectus and incorporated by reference therein.

                    INCORPORATION OF DOCUMENTS BY REFERENCE

    We are incorporating by reference into this prospectus the documents listed below and any other filings made by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering:

    - Our Annual Report on Form 10-K for the fiscal year ended November 30,
      2000.

    - Our Quarterly Reports on Form 10-Q for the fiscal quarters ended February 28, 2001, May 31, 2001 and August 31, 2001.

    - Our Current Reports on Form 8-K filed on December 21, 2000, February 26, 2001, April 27, 2001, June 29, 2001, September 21, 2001, October 19, 2001,
      October 23, 2001, October 25, 2001 and October 29, 2001 with the SEC.

    Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other document subsequently filed with the SEC which is or is deemed to be incorporated by reference in this prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

    We will provide without charge to you, upon your written or oral request a copy of any or all of the documents incorporated by reference in this prospectus, not including the exhibits to these documents, unless such exhibits are specifically incorporated by reference in these documents. Requests for such copies should be directed to Investor Relations, Carnival Corporation, 3655 N.W. 87th Avenue, Miami, Florida 33178-2428. Except as provided above, no other information, including information on our web site, is incorporated by reference into this prospectus.

                                    SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION INCLUDED ELSEWHERE OR INCORPORATED BY REFERENCE INTO THIS PROSPECTUS. BECAUSE THIS IS A SUMMARY, IT MAY NOT CONTAIN ALL THE INFORMATION THAT MAY BE IMPORTANT TO YOU. YOU SHOULD READ THE ENTIRE PROSPECTUS, AS WELL AS THE INFORMATION INCORPORATED BY REFERENCE, BEFORE MAKING AN INVESTMENT DECISION. SOME OF THE STATEMENTS IN THIS "SUMMARY" ARE FORWARD-LOOKING STATEMENTS. PLEASE SEE "SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS" FOR MORE INFORMATION REGARDING THESE STATEMENTS. IN THIS PROSPECTUS, UNLESS OTHERWISE STATED OR THE CONTEXT OTHERWISE REQUIRES, THE TERMS "WE," "US" AND "OUR" REFER TO CARNIVAL CORPORATION, A PANAMANIAN CORPORATION, AND ITS CONSOLIDATED SUBSIDIARIES.

                              CARNIVAL CORPORATION

    We are the world's largest multiple-night cruise company based on the number of passengers carried, revenues generated and available capacity. We offer a broad range of cruise products, serving the contemporary cruise market through Carnival Cruise Lines and Costa Cruises, the premium market through Holland America Line and the luxury market through Cunard Line, Seabourn Cruise Line and Windstar Cruises. In total, we own and operate 42 cruise ships with an aggregate capacity of 58,342 passengers based on two passengers per cabin. The fifteen Carnival Cruise Lines ships have an aggregate capacity of 31,122 passengers with itineraries primarily in the Caribbean and the Mexican Riviera. The seven Costa ships have an aggregate capacity of 9,276 passengers with itineraries primarily in Europe, the Caribbean and South America. The ten Holland America ships have an aggregate capacity of 13,348 passengers, with itineraries primarily in the Caribbean, Europe and Alaska. Windstar operates four luxury, sail-powered ships with an aggregate capacity of 756 passengers, primarily in the Caribbean, Europe and Central America. The four Seabourn ships have an aggregate capacity of 1,382 passengers and the two Cunard ships have an aggregate capacity of 2,458 passengers, each with worldwide itineraries.

    We have signed agreements with three shipyards providing for the construction of additional cruise ships as set forth in the following table:

                                EXPECTED                                                            ESTIMATED TOTAL
                                 SERVICE                                        PASSENGER             COST ($ IN
SHIP                            DATE (1)               SHIPYARD               CAPACITY (2)           MILLIONS) (3)
----                            ---------         -------------------         -------------         ---------------
CARNIVAL CRUISE LINES
Carnival Pride................     1/02           Masa-Yards (4)                   2,124                 $  375
Carnival Legend...............     8/02           Masa-Yards (4)                   2,124                    375
Carnival Conquest.............    12/02           Fincantieri                      2,974                    500
Carnival Glory................     8/03           Fincantieri                      2,974                    500
Carnival Miracle..............     4/04           Masa-Yards (4)                   2,124                    375
Carnival Valor................    11/04           Fincantieri (4)                  2,974                    500
                                                                                  ------                 ------
TOTAL CARNIVAL CRUISE LINES...                                                    15,294                  2,625
                                                                                  ------                 ------
HOLLAND AMERICA LINE
Zuiderdam.....................    11/02           Fincantieri (4)                  1,848                    410
Oosterdam.....................     7/03           Fincantieri (4)                  1,848                    410
Newbuild......................     2/04           Fincantieri (4)                  1,848                    410
Newbuild......................    10/04           Fincantieri (4)                  1,848                    410
Newbuild......................     6/05           Fincantieri (4)                  1,848                    410
                                                                                  ------                 ------
TOTAL HOLLAND AMERICA LINE....                                                     9,240                  2,050
                                                                                  ------                 ------

                                EXPECTED                                                            ESTIMATED TOTAL
                                 SERVICE                                        PASSENGER             COST ($ IN
SHIP                            DATE (1)               SHIPYARD               CAPACITY (2)           MILLIONS) (3)
----                            ---------         -------------------         -------------         ---------------
COSTA CRUISES
Costa Mediterranea............     7/03           Masa-Yards (5)                   2,114                    340
Costa Fortuna.................     1/04           Fincantieri (6)                  2,720                    395
Costa Magica..................    12/04           Fincantieri (6)                  2,720                    395
                                                                                  ------                 ------
TOTAL COSTA CRUISES...........                                                     7,554                  1,130
                                                                                  ------                 ------
CUNARD LINE
Queen Mary 2..................    12/03           Chantiers de                     2,620                    780
                                                  l'Atlantique (4)
                                                                                  ------                 ------
TOTAL CUNARD LINE.............                                                     2,620                    780
                                                                                  ------                 ------
TOTAL.........................                                                    34,708                 $6,585
                                                                                  ======                 ======

--------------------------

(1) The expected service date is the date the ship is currently expected to begin revenue generating activities.

(2) In accordance with cruise industry practice, passenger capacity is calculated based on two passengers per cabin even though some cabins can accommodate three or four passengers.

(3) Estimated total cost of the completed ship includes the contract price with the shipyard, design and engineering fees, capitalized interest, various owner supplied items and construction oversight costs.

(4) These construction contracts are denominated in either German marks, Italian lira or euros and have been fixed into U.S. dollars through the utilization of forward foreign currency contracts.

(5) This construction contract is denominated in German marks which has a fixed exchange rate with Costa's functional currency, which is the Italian lira. The estimated total cost has been translated into U.S. dollars using the August 31, 2001 exchange rate.

(6) These construction contracts are denominated in Italian lira, and the estimated total costs have been translated into U.S. dollars using the August 31, 2001 exchange rate.

    In connection with the ships under contract for construction, we have paid approximately $547 million through August 31, 2001, and we anticipate paying approximately $940 million during the twelve months ending August 31, 2002 and approximately $5.1 billion thereafter.

    We also operate a tour business through Holland America Tours, which markets sightseeing tours both separately and as part of its cruise/tour packages. Holland America Tours operates 12 hotels in Alaska and the Canadian Yukon, two luxury dayboats offering tours to the glaciers of Alaska and the Yukon River, over 300 motor coaches used for sightseeing and charters in the states of Washington and Alaska and 13 private domed rail cars which are run on the Alaska railroad between Anchorage and Fairbanks.

    We were incorporated under the laws of the Republic of Panama in November 1974. Our executive offices are located at 3655 N.W. 87th Avenue, Miami, Florida 33178-2428, telephone number (305) 599-2600.

                            SECURITIES BEING OFFERED


    This prospectus covers the sale of $1,051,175,000 aggregate principal amount at maturity of LYONs and 17,446,000 shares of our common stock, plus an indeterminate number of additional shares of common stock that may be issued from time to time upon conversion of the LYONs by reason of adjustment to the conversion price or upon repurchase or redemption, in each case in certain circumstances described in this prospectus.


    We issued and sold $840,940,000 aggregate principal amount at maturity of LYONs, on October 24, 2001, in a private offering to Merrill Lynch & Co., as the initial purchaser. On October 26, 2001, upon exercise of its overallotment option by Merrill Lynch & Co., we issued and sold to Merrill Lynch & Co., as the initial purchaser, an additional $210,235,000 aggregate principal amount at maturity of LYONs. These LYONs were simultaneously resold by the initial purchaser in transactions exempt from registration requirements of the Securities Act to persons reasonably believed by the initial purchaser to be "qualified institutional buyers" (as defined in Rule 144A under the Securities
Act).

    The shares of common stock may be offered by the selling securityholders following the conversion of the LYONs.

                               TERMS OF THE LYONS

LYONs..........................  $1,051,175,000 aggregate principal amount at maturity of
                                 LYONs due 2021. We do not pay interest on the LYONs prior to maturity. Each LYON was issued at a price of $475.66 per
                                 LYON (plus accrued original issue discount, if any) and has a principal amount at maturity of $1,000.

Maturity of LYONs..............  October 24, 2021.

Yield to Maturity of LYONs.....  3.75% per year (computed on a semi-annual bond equivalent basis) calculated from October 24, 2001.

Original Issue Discount........  The LYONs were issued at an issue price significantly below the principal amount at maturity of the LYONs. The
                                 difference between the issue price and the principal amount at maturity of a LYON is referred to as original issue
                                 discount. This original issue discount accrues daily at a
                                 rate of 3.75% per year beginning on October 24, 2001,
                                 calculated on a semi-annual bond equivalent basis, using a
                                 360-day year comprised of twelve 30-day months. You should be aware that although we do not pay interest on the LYONs,
                                 United States holders must include original issue discount, as it accrues, in their gross income for United States
                                 federal income tax purposes. See "Certain Panamanian and
                                 United States Federal Income Tax Considerations--United
                                 States--United States Holders--Original Issue Discount."

Conversion Rights..............  For each LYON surrendered for conversion, if specified conditions are satisfied, a holder will receive 16.5964
                                 shares of our common stock. Upon conversion, we will have
                                 the right to deliver, in lieu of our common stock, cash or a combination of cash and common stock. If we elect to pay
                                 holders cash for their LYONs, the payment will be based on the average sale price of our common stock for the five
                                 consecutive trading days immediately following either:

                                       - the date of our notice of our election to deliver
                                       cash, which we must give within two business days
                                         after receiving a conversion notice, unless we have
                                         earlier given notice of redemption as described in
                                         this prospectus; or

                                       - the conversion date, if we have given notice of
                                       redemption specifying that we intend to deliver cash
                                         upon conversion thereafter.

                                 The conversion rate may be adjusted for certain reasons
                                 specified in the indenture but will not be adjusted for
                                 accrued original issue discount. Upon conversion, a holder will not receive any cash payment representing accrued
                                 original issue discount. Instead, accrued original issue
                                 discount will be deemed paid by the shares of common stock received by the holder on conversion. See "Description of
                                 LYONs--Conversion Rights."

                                 Commencing after February 28, 2002, holders may surrender
                                 LYONs for conversion into shares of common stock in any
                                 fiscal quarter (and only during such fiscal quarter), if the closing sale price of our common stock for at least 20
                                 trading days in a period of 30 consecutive trading days
                                 ending on the last trading day of the preceding fiscal
                                 quarter is more than 110% of the accreted conversion price per share of common stock on the last day of such preceding fiscal quarter. Our fiscal quarters end on the last day of
                                 February, May, August and November. The "accreted conversion price" per share as of any day will equal the issue price of a LYON plus the accrued original discount to that day, with that sum divided by the number of shares of common stock
                                 issuable upon conversion of a LYON.

                                 LYONs or portions of LYONs in integral multiples of $1,000 principal amount at maturity called for redemption may be
                                 surrendered for conversion until the close of business on
                                 the redemption date, even if the LYONs are not otherwise
                                 convertible. In addition, if we make a significant
                                 distribution to our shareholders or if we are a party to
                                 certain consolidations, mergers or binding share exchanges,
                                 LYONs may be surrendered for conversion as provided in
                                 "Description of LYONs--Conversion Rights." The ability to
                                 surrender LYONs for conversion will expire at the close of business on the business day immediately preceding
                                 October 24, 2021, unless they have previously been redeemed or repurchased. See "Description of LYONs--Conversion
                                 Rights--Conversion Rights Upon Notice of Redemption."

Ranking........................  The LYONs are unsecured and unsubordinated obligations and rank equal in right of payment to all our existing and
                                 future unsecured and unsubordinated indebtedness. However, the LYONs are effectively subordinated to all existing and future obligations of our subsidiaries. As of August 31,
                                 2001, we had approximately $2.66 billion of total
                                 indebtedness outstanding, which included approximately
                                 $1.21 billion of indebtedness of our consolidated
                                 subsidiaries. See "Capitalization."

Sinking Fund...................  None.

Redemption of LYONs at Our
  Option.......................  We may redeem all or a portion of the LYONs at any time on or after October 24, 2008 at the redemption prices set forth in this prospectus under the caption, "Description of
                                 LYONs--Redemption of LYONs at our Option." Holders may
                                 convert their LYONs after they are called for redemption at any time prior to the close of business on the redemption
                                 date. Our notice of redemption will inform the holders of
                                 our election to deliver shares of our common stock or to pay cash or a combination of cash and common stock. See
                                 "Description of LYONs--Redemption of LYONs at Our Option."

Purchase of LYONs by Us at the
  Option
  of Holder....................  Holders may require us to purchase all or a portion of their
                                 LYONs on the following dates at the following prices:

                                 - On October 24, 2006 for a price equal to $572.76 per LYON,
                                 - On October 24, 2008 for a price equal to $616.94 per LYON,
                                 - On October 24, 2011 for a price equal to $689.68 per LYON,
                                 and
                                 - On October 24, 2016 for a price equal to $830.47 per LYON.

                                 We may choose to pay the purchase price in cash, shares of common stock or a combination of cash and shares of common stock. After receiving notice of such choice, you may
                                 withdraw your election. We may also add additional purchase dates on which holders may require us to purchase all or a portion of their LYONs. See "Description of the
                                 LYONs--Purchase of LYONs by Us at the Option of the Holder."

Change in Control..............  Upon a change in control (as defined in the indenture governing the LYONs) of our company occurring at any time on or before October 24, 2008, each holder may require us to
                                 purchase all or a portion of such holder's LYONs for cash at a price equal to 100% of the issue price of the LYONs to be purchased plus accrued original issue discount to, but
                                 excluding, the date of purchase. See "Description of
                                 LYONs--Change in Control Permits Purchase of LYONs by Us at
                                 the Option of the Holder."

Ownership Limitation on
  LYONs........................  In order to permit us to retain our status as a publicly traded corporation under the proposed Treasury regulations to Section 883 of the Code, LYONs generally may not be
                                 transferred if the transfer would result in ownership,
                                 including LYONs and other convertible securities on an
                                 as-converted basis, by one person or group of related
                                 persons by virtue of the attribution provisions of the Code, of more than 4.9% of our common stock. See "Description of
                                 LYONs--Ownership Limitation on LYONs."

Use of Proceeds................  The selling securityholders will receive all of the proceeds from the sale of the securities sold under this prospectus.
                                 We will not receive any of the proceeds from sales by the
                                 selling securityholders of the offered securities.

DTC Eligibility................  The LYONs were issued in book-entry form and are represented by one or more permanent global certificates deposited with a custodian for and registered in the name of a nominee of
                                 DTC in New York, New York. Beneficial interests in any such securities are shown on, and transfers are effected only
                                 through, records maintained by DTC and its direct and
                                 indirect participants, and any such interest may not be
                                 exchanged for certificated securities, except in limited
                                 circumstances. See "Description of LYONs--Book-Entry
                                 System."

Shelf Registration Statement...  Under the registration rights agreement, dated October 24,
                                 2001, between Merrill Lynch & Co. and us, we have agreed to use commercially reasonable efforts to cause a shelf
                                 registration statement to become effective within 180 days after the date of original issuance of the LYONs. We are
                                 required to keep such shelf registration statement effective until the earlier of (i) the sale pursuant to the shelf
                                 registration statement of all of the LYONs and the shares of common stock issuable upon conversion of the LYONs, which
                                 together we refer to as "registrable securities," and (ii)
                                 the expiration of the holding period applicable to such
                                 securities held by non-affiliates of ours under Rule 144(k)
                                 under the Securities Act, or any successor provision and
                                 (iii) the second anniversary of the effective date of the
                                 shelf registration statement, subject to certain permitted exceptions. See "Description of LYONs--Registration Rights."

                                 We are permitted to suspend the use of this prospectus under certain circumstances. We agreed to pay predetermined
                                 liquidated damages to selling securityholders if this
                                 prospectus is unavailable for periods in excess to those
                                 described elsewhere in this prospectus. Purchasers of the
                                 registrable securities offered by means of this prospectus will not have any rights under the registration rights
                                 agreement, although once sold under this registration
                                 statement the registrable securities should be freely
                                 tradable except by purchasers who are our "affiliates" or
                                 are "underwriters" of the registrable securities for
                                 purposes of the Securities Act.

Trading Symbol for our Common
  Stock........................  Our common stock is traded on the New York Stock Exchange under the symbol "CCL."

                                  RISK FACTORS

    YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING SPECIFIC RISK FACTORS AS WELL AS THE OTHER INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS BEFORE DECIDING TO INVEST IN THE LYONS AND OUR COMMON STOCK. SOME STATEMENTS IN THIS SECTION ARE "FORWARD-LOOKING STATEMENTS." FOR A DISCUSSION OF THOSE STATEMENTS AND OF OTHER FACTORS FOR INVESTORS TO CONSIDER, SEE "SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS."

                         RISKS RELATED TO OUR BUSINESS

DEMAND FOR CRUISES CAN BE AND HAS BEEN AFFECTED BY MANY FACTORS THAT ARE OUTSIDE OUR CONTROL, INCLUDING THE ONGOING EFFECTS OF THE SEPTEMBER 11, 2001 TERRORIST INCIDENTS; AND OUR OPERATING RESULTS AND REVENUES DEPEND IN LARGE PART ON DEMAND FOR CRUISES.

    Demand for cruises may be affected by a number of factors. For example, our sales are dependent on the underlying economic strength of the countries in which we operate. Adverse economic conditions can reduce the level of disposable income of consumers available for vacations. In addition, armed conflicts or political instability in areas where our ships cruise can adversely affect demand for our cruises to those areas. Also, acts of terrorism can have an adverse effect on tourism, travel and the availability of air service and other forms of transportation. In particular, the recent terrorist attacks and subsequent actions have impacted negatively our revenues and operating results since September 11, 2001. Given the uncertainty regarding the future impact of these events on tourism and travel, we are unable to quantify their long-term impact on our future operations at this time.

    Finally, adverse incidents involving cruise ships and adverse media publicity concerning the cruise industry in general can impact demand. The operation of cruise ships involves the risk of accidents and other incidents which may bring into question passenger safety and adversely affect future industry performance. While we make passenger safety a high priority in the design and operation of our ships, accidents and other incidents involving cruise ships could adversely affect our future sales and profitability. Any reduction in demand may have a negative impact on our net revenue yields, which would also have a negative impact on our net income.

OVERCAPACITY WITHIN THE CRUISE BUSINESS COULD HAVE A NEGATIVE IMPACT ON OUR NET REVENUE YIELDS.

    Cruising capacity has grown in recent years, and we expect it to continue to increase over the next five years as all of the major cruise companies, including our own, are expected to introduce new ships into service. In order to utilize new capacity, the cruise industry must increase its share of the overall vacation market. Any imbalances between cruise industry supply and demand could have a negative impact on our net revenue yields, which would also have a negative impact on our net income.

ENVIRONMENTAL AND HEALTH AND SAFETY LEGISLATION COULD INCREASE OPERATING COSTS.

    Some environmental groups have lobbied for more stringent regulation of cruise ships. Some groups also have generated negative publicity about the cruise industry and its environmental impact. As a result, governmental authorities around the world may enact new environmental and health and safety legislation. For instance, the United States Environmental Protection Agency is considering new laws and rules to manage cruise ship waste. Stricter environmental and health and safety regulations could increase the cost of compliance and adversely affect the cruise industry.

WE FACE SIGNIFICANT COMPETITION FROM BOTH CRUISE LINES AND OTHER VACATION OPERATORS.

    We operate in the vacation market. We compete for consumer disposable leisure-time dollars with both other cruise operators and a wide array of vacation operators, including numerous land destinations and timeshare vacation operators located throughout the world. These operators attempt to obtain a competitive advantage by lowering prices and by improving their products by offering different vacation experiences, itineraries and locations. Since September 11, 2001, the major cruise lines, including our own, have announced the movement of some of their vessels from European to North American ports. The redeployment of such vessels may result in increased competition among the cruise lines with respect to Caribbean, Mexican Riviera and Alaska cruises. Our principal competitors include Royal Caribbean Cruise Ltd., which owns Royal Caribbean International and Celebrity Cruises, P&O Princess Cruises plc, which owns Princess Cruises, P&O Cruises and Aida Cruises, and Norwegian Cruise Line and Orient Lines, which are both owned by Star Cruises plc. On November 20, 2001, Royal Caribbean Cruise Ltd. and P&O Princess Cruises plc announced their intention to combine their businesses, subject to shareholder and regulatory approvals. In the event that we do not compete effectively with other cruise companies and other vacation operators, our market share could decrease and our net revenue yields could be adversely affected.

OUR OPERATING COSTS ARE SUBJECT TO MANY ECONOMIC AND POLITICAL FACTORS THAT ARE BEYOND OUR CONTROL.

    Some of our operating costs, including fuel costs, insurance premiums and security costs, are subject to increases because of economic or political instability. Since September 11, 2001, our insurance costs have increased, and we have also incurred additional expense due to heightened security for our operations. Additional political instability or terrorist incidents could result in further increases to operating costs. Increases in operating costs could adversely affect our operating results because we may not be able to increase the prices on our cruise vacations to recover these increased costs.

CONDUCTING BUSINESS INTERNATIONALLY MAY RESULT IN INCREASED COSTS.

    We operate our business internationally, and we plan to continue to develop our international presence, especially in Europe. Operating internationally exposes us to a number of risks. Examples include currency fluctuations, interest rate movements, increases in duties and taxes, political uncertainty, and changes in laws and policies affecting cruising, vacation or maritime businesses or the governing operations of foreign-based companies. If we are unable to address these risks adequately, our financial results could be adversely affected.

DELAYS OR FAULTS IN SHIP CONSTRUCTION COULD REDUCE OUR PROFITABILITY.

    Cruise ships are large and complicated vessels, and building them involves risks similar to those encountered in similar sophisticated construction projects, including delays in delivery and faulty construction. Delays or faults in ship construction may result in delays or cancellations of scheduled cruises, necessitate unscheduled repairs and drydocking of the ship and increase our shipbuilding costs and/or expenses. Industrial action, insolvency of shipyards or other events could also delay or indefinitely postpone the delivery of new ships. These events, in turn, could, to the extent they are not covered by contractual provisions or insurance, adversely affect our financial results.

THE INABILITY OF QUALIFIED SHIPYARDS TO BUILD OUR SHIPS COULD REDUCE OUR FUTURE PROFITABILITY.

    We believe that there are a limited number of shipyards in the world capable of the quality construction of large passenger cruise ships. We currently have contracts with three of these shipyards for the construction of 15 ships to enter service over the next four years. Our primary competitors also have contracts to construct new cruise ships. If we elect to build additional ships in the future, which we expect to do, there is no assurance that any of these shipyards will have the available capacity to build additional new ships for us at the times desired by us or that the shipyards will agree to build additional ships at a cost acceptable to us. Additionally, there is no assurance that ships under contract for construction will be delivered. These events, in turn, could adversely affect our financial results.

                   RISKS RELATING TO OUR CORPORATE STRUCTURE

ANY CHANGE OF OUR TAX STATUS UNDER THE UNITED STATES INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), COULD HAVE AN ADVERSE EFFECT ON OUR NET INCOME AND SHAREHOLDERS.

    We are a foreign corporation engaged in a trade or business in the United States, and our ship-owning subsidiaries are foreign corporations that, in many cases, depending upon the itineraries of their ships, receive income from sources within the United States. To the best of our knowledge, we believe that, under Section 883 of the Code and applicable income tax treaties, our income and the income of our ship-owning subsidiaries, in each case derived from or incidental to the international operation of a ship or ships, is currently exempt from United States federal income tax. We believe that substantially all of our income, and the income of our ship-owning subsidiaries, with the exception of the United States source income from the transportation, hotel and tour business of Holland America Tours, is derived from or incidental to the international operation of a ship or ships within the meaning of Section 883 and applicable income tax treaties.

    We believe that we and many of our ship-owning subsidiaries currently qualify for the Section 883 exemption since each of us is incorporated in qualifying jurisdictions and our common stock is primarily and regularly traded on an established securities market in the United States. To date, however, no final Treasury regulations or other definitive interpretations of the relevant portions of Section 883 have been promulgated, although regulations have been proposed. See the risk factor immediately below for a discussion of the proposed regulations under Section 883. Those regulations or official interpretations could differ materially from our interpretation of this Code provision and, even in the absence of differing regulations or official interpretations, the Internal Revenue Service might successfully challenge our interpretation. In addition, the provisions of Section 883 are subject to change at any time by legislation. Moreover, changes could occur in the future with respect to the identity, residence, or holdings of our direct or indirect shareholders that could affect our and our subsidiaries' eligibility for the Section 883 exemption. Accordingly, it is possible that we and our subsidiaries will not be exempt from United States federal income tax on United States-source shipping income. If we and our ship-owning subsidiaries were not entitled to the benefit of Section 883, we would be subject to United States federal income taxation on a portion of our income, which would reduce our net income.

    We believe that the income of some of our ship-owning subsidiaries currently qualifies for exemption from United States federal income tax under bilateral income tax treaties. These treaties may be cancelled by either country or replaced with a new agreement that treats shipping income differently than under the agreements currently in force. If these subsidiaries do not qualify for benefits under the existing treaties or the existing treaties are cancelled or materially modified in a manner adverse to our interests and the subsidiaries do not qualify for the Section 883 exemption, the ship-owning subsidiaries would be subject to United States federal income taxation on a portion of their income, which would reduce our net income.

FAILURE TO COMPLY WITH THE PROPOSED TREASURY REGULATIONS COULD HAVE A NEGATIVE IMPACT ON OUR NET INCOME AND STOCK PRICE. ALSO, IN ORDER TO COMPLY WITH PROPOSED TREASURY REGULATIONS, YOUR ABILITY TO ACQUIRE OR TRANSFER OUR COMMON STOCK AND THE LYONS IS RESTRICTED.

    On February 8, 2000, the United States Treasury Department issued proposed Treasury regulations to Section 883 of the Code, relating to income derived by foreign corporations from the international operation of ships and aircraft. The proposed regulations provide, in general, that a corporation organized in a qualified foreign country and engaged in the international operation of ships or aircraft shall exclude qualified income from gross income for purposes of United States federal income taxation provided that the corporation can satisfy certain ownership requirements, including, among other things, that its stock is publicly traded. A publicly traded corporation will satisfy this requirement if more than 50% of its stock is owned by persons who each own less than 5% of the value of the outstanding shares of the corporation's capital stock. To the best of our knowledge, after due investigation, we believe that we currently qualify as a publicly traded corporation under these proposed regulations. However, because various members of the Arison family and certain trusts established for their benefit currently own approximately 47% of our common stock, there is the potential that another shareholder could acquire 5% or more of our common stock, which could jeopardize our qualification as a publicly traded corporation. If, in the future, we were to fail to qualify as a publicly traded corporation, we would be subject to United States federal income tax on our income associated with our cruise operations in the United States. In such event, our net income and stock price would be negatively impacted.

    As a precautionary matter, we amended our second amended and restated articles of incorporation to ensure that we will continue to qualify as a publicly traded corporation under the proposed regulations. This amendment provides that no one person or group of related persons, other than certain members of the Arison family and certain trusts established for their benefit, may own or be deemed to own by virtue of the attribution provisions of the Code more than 4.9% of our common stock, whether measured by vote, value or number of shares. Any shares of our common stock acquired in violation of this provision will be transferred to a trust and, at the direction of our board of directors, sold to a person whose shareholding does not violate that provision. No profit for the purported transferee may be realized from any such sale. In addition, under specified circumstances, the trust may transfer the common stock at a loss to the purported transferee. Because the LYONs are convertible into common stock, the transfer of the LYONs will be subject to similar restrictions. See "Description of LYONs--Ownership Limitation on LYONs." These transfer restrictions may also have the effect of delaying or preventing a change in our control or other transactions in which the shareholders might receive a premium for their shares of our common stock over the then prevailing market price or which the shareholders might believe to be otherwise in their best interest.

A GROUP OF PRINCIPAL SHAREHOLDERS EFFECTIVELY CONTROLS US AND HAS THE POWER TO CAUSE OR PREVENT A CHANGE OF CONTROL.

    A group of shareholders comprising certain members of the Arison family, including Micky Arison, our chairman and chief executive officer, and trusts established for their benefit, beneficially own, as of the date of this prospectus, a total of approximately 47% of our outstanding common stock. As a result, this group of shareholders has the power to substantially influence the election of directors and our affairs and policies without the consent of our other shareholders. In addition, this group has the power to prevent or cause a change in control.

WE ARE NOT A UNITED STATES CORPORATION, AND OUR SHAREHOLDERS MAY BE SUBJECT TO THE UNCERTAINTIES OF A FOREIGN LEGAL SYSTEM IN PROTECTING THEIR INTERESTS.

    Our corporate affairs are governed by our second amended and restated articles of incorporation and by-laws and by the corporate laws of Panama. Thus, our public shareholders may have more difficulty in protecting their interests in the face of actions by the management, directors or controlling shareholders than would shareholders of a corporation incorporated in a United States jurisdiction.

                RISKS RELATING TO THE LYONS AND OUR COMMON STOCK

AN ACTIVE TRADING MARKET FOR THE LYONS MAY NOT DEVELOP.

    The LYONs are a new issue of securities for which there is currently no public market and no active trading market might ever develop. If the LYONs are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, the price of our shares of common stock, our performance and other factors. In addition, we do not know whether an active trading market will develop for the LYONs. To the extent that an active trading market does not develop, the liquidity and trading prices for the LYONs may be harmed.

WE MAY NOT HAVE THE ABILITY TO RAISE THE FUNDS NECESSARY TO FINANCE THE CHANGE IN CONTROL REPURCHASE OPTION OR THE REPURCHASE AT THE OPTION OF THE HOLDER PROVISION IN THE LYONS.

    Upon the occurrence of specific kinds of change in control events occurring on or before October 24, 2008, and on the 2006, 2008, 2011 and 2016 purchase dates, we may be required to repurchase all outstanding LYONs. However, it is possible that we will not have sufficient funds at such time to make the required repurchase of LYONs in cash or that restrictions in our debt instruments will not allow such repurchases. See "Description of LYONs--Purchase of LYONs by Us at the Option of the Holder" and "--Change in Control Permits Purchase of LYONs by Us at the Option of the Holder."

THE HOLDERS OF OUR COMMON STOCK MAY EXPERIENCE A DILUTION IN THE VALUE OF THEIR EQUITY INTEREST AS A RESULT OF THE ISSUANCE AND SALE OF ADDITIONAL SHARES OF OUR COMMON STOCK.

    A substantial number of shares of our common stock were issued by us in private transactions not involving a public offering and are therefore treated as "restricted securities" for purposes of Rule 144 under the Securities Act or are held by our affiliates and, therefore, treated as "restricted securities" or "control securities." Some members of the Arison family and related entities beneficially own approximately 47% of our outstanding common stock. No predictions can be made as to the effect, if any, that the issuance and availability for future market sales of shares of our common stock will have on the market price of our common stock prevailing from time to time. Sales of substantial amounts of our common stock (including shares issued upon the exercise of stock options), or the perception that such sales could occur, could materially adversely affect the prevailing market price for our common stock and could impair our future ability to raise capital through an offering of equity securities.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    Certain statements in this prospectus constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. We have tried, wherever possible, to identify such statements by using words such as "anticipate," "assume," "believe," "expect," "intend," "plan" and words and terms of similar substance in connection with any discussion of future operating or financial performance. These forward-looking statements, including those which may impact the forecasting of our net revenue yields, involve known and unknown risks, uncertainties and other factors, which may cause our actual results, performances or achievements to be materially different from any future results, performances or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following:

    - general economic and business conditions which may impact levels of disposable income of consumers and the net revenue yields for our cruise products;

    - consumer demand for cruises;

    - effects on consumer demand of armed conflicts, political instability, terrorism, the availability of air service and adverse media publicity;

    - increases in cruise industry capacity;

    - cruise and other vacation industry competition;

    - continued availability of attractive port destinations;

    - changes in tax laws and regulations;

    - our ability to implement our shipbuilding program and to continue to expand our business outside the North American market;

    - our ability to attract and retain shipboard crew;

    - changes in foreign currency rates, security expenses, food, fuel, insurance and commodity prices and interest rates;

    - delivery of new ships on schedule and at the contracted prices;

    - weather patterns;

    - unscheduled ship repairs and drydocking;

    - incidents involving cruise ships;

    - impact of pending or threatened litigation; and

    - changes in laws and regulations applicable to us.

    We caution the reader that these risks may not be exhaustive. We operate in a continually changing business environment, and new risks emerge from time to time. We cannot predict such risks nor can we assess the impact, if any, of such risks on our business or the extent to which any risk, or combination of risks may cause actual results to differ from those projected in any forward-looking statements. Accordingly, forward-looking statements should not be relied upon as a prediction of actual results. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                       RATIO OF EARNINGS TO FIXED CHARGES

    The following table sets forth our ratio of earnings to fixed charges on a historical basis for the periods indicated and on an unaudited pro forma basis for the nine months ended August 31, 2001 and the fiscal year ended November 30, 2000. The pro forma data give effect to the application of the proceeds of the LYONs and the amortization of deferred financing expenses. Earnings include net income, adjusted for income taxes, minority interest and income from affiliated operations net of dividends received, plus fixed charges and exclude capitalized interest. Fixed charges include gross interest expense, amortization of deferred financing expenses and an amount equivalent to interest included in rental charges. We have assumed that one-third of rental expense is representative of the interest factor.

                                                       HISTORICAL                                              PRO FORMA
                       --------------------------------------------------------------------------   -------------------------------
                           NINE MONTHS
                              ENDED
                           AUGUST 31,                      YEARS ENDED NOVEMBER 30,                   NINE MONTHS       YEAR ENDED
                       -------------------   ----------------------------------------------------   ENDED AUGUST 31,   NOVEMBER 30,
                         2001       2000       2000       1999       1998       1997       1996           2001             2000
                       --------   --------   --------   --------   --------   --------   --------   ----------------   ------------
Ratio of earnings to
  fixed charges......    8.3x      13.6x      11.5x      11.3x       8.8x       9.0x       6.4x           7.7x             9.5x

                   PRICE RANGE OF COMMON STOCK AND DIVIDENDS

    Our common stock is traded on the New York Stock Exchange under the symbol "CCL". The intra-day high and low of our common stock sales prices for the periods indicated were as follows:


                                                              HIGH       LOW
                                                            --------   --------
FISCAL 1999
First Quarter.............................................  $49.125    $34.875
Second Quarter............................................  $53.500    $38.500
Third Quarter.............................................  $50.500    $39.750
Fourth Quarter............................................  $51.875    $38.125

FISCAL 2000
First Quarter.............................................  $51.250    $27.250
Second Quarter............................................  $29.063    $21.188
Third Quarter.............................................  $27.500    $18.313
Fourth Quarter............................................  $25.875    $19.563

FISCAL 2001
First Quarter.............................................  $34.938    $21.938
Second Quarter............................................  $33.400    $23.600
Third Quarter.............................................  $33.740    $25.890
Fourth Quarter............................................  $31.450    $16.950

FISCAL 2002
First Quarter (through December 5, 2001)..................  $ 27.19    $ 25.75



    As of December 5, 2001, there were approximately 4,602 holders of record of our common stock.


    We declared cash dividends on all of our common stock in the amount of $.09 per share in each of the first three quarters of fiscal 1999 and $.105 for each subsequent quarter through and including the fourth quarter of fiscal 2001. Payment of future dividends on the common stock will depend upon, among other factors, our earnings, financial condition and capital requirements. We may also declare special dividends to all shareholders in the event that members of the Arison family and certain related entities, as a result of any future income tax audit, are required to pay additional income taxes by reason of their ownership of our common stock.

    The Republic of Panama does not currently have tax treaties with any other country. Under current law, we believe that distributions to our shareholders, other than residents of Panama or other business entities conducting business in Panama, are not subject to taxation under the laws of the Republic of Panama. Dividends that we pay to United States citizens, residents, corporations and to foreign corporations doing business in the United States, to the extent treated as "effectively connected" income, will be taxable as ordinary income for United States federal income tax purposes to the extent of our current or accumulated earnings and profits, but generally will not qualify for any dividends-received deduction.

    The payment and amount of any dividend is within the discretion of our board of directors, and it is possible that the amount of any dividend may vary from the levels discussed above.

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The selected consolidated financial data presented below for the fiscal years ended November 30, 2000, 1999, 1998, 1997 and 1996, and as of the end of each such fiscal year, are derived from our audited financial statements and should be read in conjunction with those financial statements and the related notes. The selected financial data presented below for the nine month periods ended August 31, 2001 and 2000, are derived from our unaudited financial statements and should be read in conjunction with those financial statements and related notes.

                                   NINE MONTHS ENDED
                                      AUGUST 31,                             YEARS ENDED NOVEMBER 30,
                                -----------------------   --------------------------------------------------------------
                                   2001         2000         2000         1999         1998         1997         1996
                                ----------   ----------   ----------   ----------   ----------   ----------   ----------
                                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT AND OTHER
  DATA (3):
Revenues......................  $3,576,649   $2,928,216   $3,778,542   $3,497,470   $3,009,306   $2,447,468   $2,212,572
Operating income before income
  from affiliated
  operations..................     816,218      778,756      945,130      943,941      819,792      660,979      551,461
Operating income..............     772,194      774,395      982,958    1,019,699      896,524      714,070      597,428
Net income....................     809,888 (4)    771,663    965,458    1,027,240      835,885      666,050      566,302
Earnings per share (1):
  Basic.......................  $     1.39   $     1.28   $     1.61   $     1.68   $     1.40   $     1.12   $     0.98
  Diluted.....................        1.38         1.27         1.60         1.66         1.40         1.12         0.96
Dividends declared per share
  (1).........................       0.315        0.315        0.420        0.375        0.315        0.240        0.190
Capital expenditures..........     713,328      882,460    1,003,348      872,984    1,150,413      497,657      901,905
Available lower berth days....      15,500       11,808       15,888       14,336       12,237       10,992        9,838
Occupancy percentage (2)......       107.0%       106.1%       105.4%       104.3%       106.3%       108.3%       107.6%

                                   AS OF AUGUST 31,                             AS OF NOVEMBER 30,
                               ------------------------   --------------------------------------------------------------
                                2001 (3)        2000       2000 (3)       1999         1998         1997         1996
                               -----------   ----------   ----------   ----------   ----------   ----------   ----------
                                                                    (IN THOUSANDS)
BALANCE SHEET DATA:
Total assets.................  $11,275,806   $8,592,170   $9,831,320   $8,286,355   $7,179,323   $5,426,775   $5,101,888
Long-term debt
 (excluding portion due
   within one year)..........    2,478,482    1,475,831    2,099,077      867,515    1,563,014    1,015,294    1,316,632
Total shareholders' equity...    6,546,416    5,769,186    5,870,617    5,931,247    4,285,476    3,605,098    3,030,884

------------------------------

(1) All per share amounts have been adjusted as of such date to reflect a two-for-one stock split effective June 12, 1998.

(2) In accordance with cruise industry practice, occupancy percentage is calculated based upon two passengers per cabin even though some cabins can accommodate three or four passengers. The percentages in excess of 100% indicate that more than two passengers occupied some cabins.

(3) Since June 1997, we owned 50% of Costa. On September 29, 2000, we completed the acquisition of the remaining 50% interest in Costa. We accounted for this transaction using the purchase accounting method. Prior to the fiscal 2000 acquisition, we accounted for our 50% interest in Costa using the equity method. Commencing in fiscal 2001, Costa's results of operations have been consolidated on a current month basis in the same manner as our other wholly-owned subsidiaries. Our November 30, 2000 and August 31, 2001 consolidated balance sheets include Costa's balance sheet. See Note 3 to our financial statements for the year ended November 30, 2000, which are incorporated by reference in this prospectus.

(4) Our net income for the nine months ended August 31, 2001 includes an impairment loss of approximately $101 million and a nonoperating net gain of approximately $100 million from the sale of our investment in Airtours plc. See Notes 8 and 9 to our financial statements for the nine months ended August 31, 2001, which are incorporated by reference in this prospectus.

                                 CAPITALIZATION


    The following table sets forth our capitalization as of August 31, 2001 and as adjusted as of such date to give effect to the LYONs and the application of the net proceeds of that offering.


                                                                      AS OF AUGUST 31, 2001
                                                              -------------------------------------
                                                                   ACTUAL            AS ADJUSTED
                                                              -----------------   -----------------
                                                              (in thousands, except per share data)
Long-term debt (1):
LYONs net of discount.......................................     $        --         $   500,000
2% convertible senior debentures due 2021...................         600,000             600,000
Unsecured debentures and notes, bearing interest at rates
  ranging from 6.15% to 7.7%, due through 2028..............         848,749             848,749
Euro note, secured by one ship, bearing interest at euribor
  plus 0.5% (4.8% at August 31, 2001), due through 2008.....         128,554             128,554
Unsecured euro notes, bearing interest at rates ranging from euribor plus 0.19% to euribor plus 1.0% (4.7% to 5.4% at
  August 31, 2001), due 2001, 2005 and 2006 (2).............         780,743             621,039
Unsecured euro notes, bearing interest at 5.57%, due in
  2006......................................................         272,074             272,074
Other.......................................................          30,210              30,210
                                                                 -----------         -----------
  Total long-term debt......................................       2,660,330           3,000,626
  Less portion due within one year..........................        (181,848)            (22,144)
                                                                 -----------         -----------
  Total long-term debt (excluding portion due within one
    year)...................................................       2,478,482           2,978,482
                                                                 -----------         -----------

Shareholders' equity:
Common stock; $.01 par value; 960,000 shares authorized;
  620,006 shares issued.....................................           6,200               6,200
Additional paid-in capital..................................       1,805,050           1,805,050
Retained earnings...........................................       5,501,532           5,501,532
Unearned stock compensation.................................         (13,590)            (13,590)
Accumulated other comprehensive loss........................         (25,139)            (25,139)
Treasury stock; 33,848 shares at cost.......................        (727,637)           (727,637)
                                                                 -----------         -----------
  Total shareholders' equity................................       6,546,416           6,546,416
                                                                 -----------         -----------
  Total capitalization (excluding portion of long-term debt
    due within one year)....................................     $ 9,024,898         $ 9,524,898
                                                                 ===========         ===========

------------------------

(1) All borrowings are in U.S. dollars unless otherwise noted. Euro denominated notes have been translated to U.S. dollars at August 31, 2001 exchange rate.

(2) In May 2001, we entered into a five-year $235 million unsecured euro denominated revolving credit facility, of which $207 million was available at August 31, 2001. We intend to refinance a $70 million unsecured euro note, due in 2001, with proceeds from this revolver and, accordingly, have classified this $70 million of outstanding debt as long-term at August 31, 2001.

                                USE OF PROCEEDS

    The selling securityholders will receive all of the proceeds from the sale of the securities sold under this prospectus. We will not receive any of the proceeds from sales by the selling securityholders of the offered securities.

                            SELLING SECURITYHOLDERS


    The following table provides, as of December 5, 2001, the name of each selling securityholder, the principal amount at maturity of the LYONs held by such selling securityholder, the number of shares of common stock owned by such securityholder prior to its purchase of the LYONs and the common stock issuable upon conversion of the LYONs (based upon the initial conversion price). This information has been obtained from the selling securityholders. Selling securityholders representing an amount of up to an additional $795,038,000 aggregate principal amount at maturity of the LYONs will be added to the table prior to or after the effectiveness of the registration statement of which this prospectus is a part.



                                        (2)
                                     PRINCIPAL
                                     AMOUNT AT
                                    MATURITY OF         (3)                (4)                 (5)
                                       LYONS         PERCENT OF       COMMON STOCK        COMMON STOCK
               (1)                 BENEFICIALLY        TOTAL          ISSUABLE UPON      OWNED PRIOR TO
             SELLING                 OWNED AND      OUTSTANDING       CONVERSION OF       CONVERSION OF
         SECURITYHOLDER               OFFERED          LYONS            THE LYONS            LYONS*
---------------------------------  -------------   --------------   -----------------   -----------------
BNP Paribas Equity Strategies
  SNC............................   $ 5,500,000        0.52%              91,281              241,406
California Public Employees'
  Retirement System..............     2,100,000        0.20%              34,853            3,074,641
First Union Securities, Inc......    39,400,000        3.75%             653,908                    0
Global Bermuda Limited
  Partnership....................     3,300,000        0.31%              54,769                   --
HBK Master Fund L.P..............     9,000,000        0.86%             149,370                7,200
Highbridge International LLC.....    26,500,000        2.52%             439,811                   --
J.P. Morgan Securities Inc.......     2,050,000        0.20%              34,023              187,218
KBC Financial Products (Cayman
  Islands).......................    22,000,000        2.09%             365,126                   --
Lakeshore International, Ltd.....    13,200,000        1.26%             219,076                   --
MLQA Convertible Securities
  Arbitrage Ltd..................    52,500,000        4.99%             871,325                   --
Shepherd Investments
  International, Ltd.............    58,087,000        5.53%             964,050                   --
St. Albans Partners Ltd..........    10,000,000        1.00%             165,966                   --
Triborough Partners QP, LLC......     2,500,000        0.24%              41,491                   --
Yield Strategies Fund I, LP......    12,000,000        1.14%             199,160                   --


--------------------------

* Assuming the sale of all LYONs and common stock issuable upon conversion of the LYONs, selling securityholders will not hold any LYONs and will hold the number of our common stock set forth in column (5) "Common Stock Owned Prior to Conversion of LYONs". At that time, no selling securityholder will hold more than 1% of our outstanding common stock.

    Except as described below, none of the selling securityholders listed above has, or within the past three years had, any position, office or any material relationship with us or any of our affiliates. Because the selling securityholders may offer all or some portion of the above-referenced securities under this prospectus or otherwise, no estimate can be given as to the amount of percentage that will be held by the selling securityholders upon termination of any sale. In addition, the selling securityholders identified above may have sold, transferred or otherwise disposed of all or a portion of such securities since October 24, 2001, in transactions exempt from the registration requirements of the Securities Act.

    Generally, only selling securityholders identified in the foregoing table who beneficially own the securities set forth opposite their respective names in columns (2) and (5) may sell offered securities under the registration statement of which this prospectus forms a part. We may from time to time include additional selling securityholders in supplements to this prospectus.

                              PLAN OF DISTRIBUTION

    The LYONs and underlying common stock, which we will refer to as offered securities, are being registered to permit the resale of such securities by the holders of them from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling securityholders of the LYONs and common stock. We will bear the fees and expenses incurred in connection with our obligation to register the LYONs and underlying common stock. These fees and expenses include registration and filing fees, printing and duplication expenses, fee and disbursement of our counsel. However, the selling securityholders will pay all underwriting discounts and selling commissions, if any, and their own legal expenses.

    The selling securityholders may sell the LYONs and common stock from time to time, at market prices prevailing at the time of sale, at prices related to market prices, at fixed prices, prices subject to change or at negotiated prices, by a variety of methods including the following:

    - in market transactions;

    - in privately negotiated transactions;

    - through broker-dealers, which may act as agents or principals;

    - in a block trade in which a broker-dealer will attempt to sell a block of securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

    - if we agree to it prior to the distribution, through one or more underwriters on a firm commitment or best-efforts basis;

    - directly to one or more purchasers;

    - through agents;

    - in any combination of the above; or

    - by any other legally available means.

    In effecting sales, brokers or dealers engaged by the selling securityholders may arrange for other brokers or dealers to participate. Broker-dealer transactions may include:

    - purchases of the LYONs and common stock by a broker-dealer as principal and resales of them by the broker-dealer for its account pursuant to this prospectus;

    - ordinary brokerage transactions; or

    - transactions in which the broker-dealer solicits purchasers.

    - If a material arrangement with any underwriter, broker, dealer or other agent is entered into for the sale of any LYONs and common stock through a secondary distribution or a purchase by a broker or dealer, or if other material changes are made in the plan of distribution of the LYONs and common stock, a prospectus supplement will be filed, if necessary, under the Securities Act disclosing the material terms and conditions of such arrangement. The underwriter or underwriters with respect to an underwritten offering of LYONs and common stock and the other material terms and conditions of the underwriting will be set forth in a prospectus supplement relating to such offering and, if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover of the prospectus supplement. In connection with the sale of LYONs and common stock, underwriters will receive compensation in the form of underwriting discounts or commissions and may also receive commissions from purchasers of LYONs and underlying common stock for whom they may act as agent. Underwriters may sell to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

    In addition, any securities covered by this prospectus which can be sold under Rule 144 under the Securities Act may be sold under Rule 144 rather than in a registered offering contemplated by this prospectus.

    The selling securityholders and any underwriters, broker-dealers or agents participating in the distribution of the securities may be deemed to be "underwriters" within the meaning of the Securities Act, and any profit on the sale of the LYONs and/or common stock by the selling securityholders and any commissions received by any such underwriters, broker-dealers or agents may be deemed to be underwriting commissions under the Securities Act.

    The selling securityholders and any other person participating in the distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations under the Exchange Act, including without limitation, Regulation M, which may limit the timing of purchases and sales of any of the LYONs and common stock by the selling securityholders and any other relevant person. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the LYONs and common stock to engage in market-making activities with respect to the particular LYONs and common stock being distributed. All of the above may affect the marketability of the LYONs and common stock and the ability of any person or entity to engage in market-making activities with respect to the LYONs and common stock.

    Under the securities laws of certain states, the LYONs and underlying common stock may be sold in those states only through registered or licensed brokers or dealers. In addition, in certain states the LYONs and common stock may not be sold unless the LYONs and common stock have been registered or qualified for sale in the state or an exemption from registration or qualification is available and is complied with.

    We have agreed to indemnify the selling securityholders against certain civil liabilities, including certain liabilities arising under the Securities Act, and the selling securityholders will be entitled to contribution from us in connection with those liabilities. The selling securityholders will indemnify us against certain civil liabilities, including liabilities arising under the Securities Act, and will be entitled to contribution from the selling securityholders in connection with those liabilities.

    We are permitted to suspend the use of this prospectus under certain circumstances relating to pending corporate developments, public filings with the SEC and similar events for a period not to exceed 60 days in any three-month period and not to exceed an aggregate of 90 days in any 12-month period. However, if the duration of such suspension exceeds any of the periods above-mentioned, we have agreed to pay liquidated damages. Please refer to the section entitled "Description of LYONs--Registration Rights."

    The outstanding common stock is listed for trading on the New York Stock Exchange under the symbol "CCL." We do not intend to apply for listing of the LYONs on any securities exchange or for quotation through the National Association of Securities Dealers Automated Quotation System. Accordingly, we cannot assure you about the development of liquidity or any trading market for the LYONs. Please refer to the section entitled "Risk Factors."

                              DESCRIPTION OF LYONS

    We have issued the LYONs pursuant to the indenture dated as of April 25, 2001, between us and US Bank Trust National Association, as trustee, as supplemented by a second supplemental indenture dated October 24, 2001, governing the LYONs. We refer to the indenture, as so supplemented, as the "indenture."

    The following summary does not purport to be complete, and is subject to, and is qualified in its entirety by reference to, all of the provisions of the LYONs and the indenture. We urge you to read the indenture and the form of the LYONs, which you may obtain from us upon request. As used in this description, all references to "our company," "we," "us" or "our" mean Carnival Corporation, excluding, unless otherwise expressly stated or the context otherwise requires, its subsidiaries.

GENERAL

    The LYONs were limited to $1,051,175,000 aggregate principal amount at maturity. The LYONs mature on October 24, 2021. The principal amount at maturity of each LYON is $1,000. The LYONs will be payable at the office of the paying agent, which initially will be an office or agency of the trustee, or an office or agency maintained by us for such purpose, in the Borough of Manhattan, The City of New York.

    The LYONs were offered at a substantial discount from their principal amount at maturity. We do not make periodic payments of interest on the LYONs. Each LYON was issued at an issue price of $475.66 per LYON. However, the LYONs accrue original issue discount while they remain outstanding. Original issue discount is the difference between the issue price and the principal amount at maturity of a LYON. Original issue discount is calculated on a semi-annual bond equivalent basis at the yield to maturity of the LYONs, using a 360-day year comprised of twelve 30-day months. The issue date for the LYONs and the commencement date for the accrual of original issue discount is October 24, 2001.

    Maturity, conversion, purchase by us at the option of a holder or redemption of a LYON at our option will cause original issue discount to cease to accrue on such LYON. We may not reissue a LYON that has matured or been converted, purchased by us at your option, redeemed or otherwise cancelled, except for registration of transfer, exchange or replacement of such LYON.

    LYONs may be presented for conversion at the office of the conversion agent, and for exchange or registration of transfer at the office of the registrar, each such agent initially being the trustee. We do not charge a service fee for any registration of transfer or exchange of the LYONs.

RANKING OF LYONS

    The LYONs are unsecured and unsubordinated obligations. The LYONs rank equal in right of payment to all of our existing and future unsecured and unsubordinated indebtedness. However, the LYONs are effectively subordinated to all existing and future obligations of our subsidiaries.

    As of August 31, 2001, we had approximately $2.66 billion of total indebtedness outstanding, which included approximately $1.21 billion of indebtedness of our consolidated subsidiaries. See "Capitalization."

CONVERSION RIGHTS

    Holders may surrender LYONs for conversion into shares of our common stock only if at least one of the conditions described below is satisfied. The initial conversion rate is 16.5964 shares of common stock per $1,000 principal amount at maturity of LYONs, subject to adjustment upon the occurrence of certain events described below. A holder of a LYON otherwise entitled to a fractional share will receive cash in an amount equal to the value of such fractional share based on the sale price, as defined below, on the trading day immediately preceding the conversion date. Upon a conversion, we will have the right to deliver cash or a combination of cash and common stock, as described below.

    CONVERSION RIGHTS BASED ON COMMON STOCK PRICE.  Commencing after
February 28, 2002, holders may surrender LYONs for conversion into shares of our common stock in any fiscal quarter (and only during such fiscal quarter), if the closing sale price of our common stock for at least 20 trading days in a period of 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter is more than 110% of the accreted conversion price per share of common stock on the last day of such preceding fiscal quarter (the "conversion trigger price"). Our fiscal quarters end on the last day of February, May, August and November. The "accreted conversion price" per share as of any day will equal the sum of the issue price of a LYON plus the accrued original issue discount to that day, with that sum divided by the number of shares of common stock issuable upon a conversion of a LYON.

    "Trading Day" means a day during which trading in securities generally occurs on the New York Stock Exchange or, if the common stock is not listed on the New York Stock Exchange, on the principal other national or regional securities exchange on which the common stock is then listed or, if the common stock is not listed on a national or regional securities exchange, on the National Association of Securities Dealers Automated Quotation System or, if the common stock is not quoted on the National Association of Securities Dealers Automated Quotation System, on the principal other market on which the common stock is then traded.

    The table below shows the conversion trigger price per share of our common stock for each of the first 20 fiscal quarters. These prices reflect the accreted conversion price per share of common stock multiplied by 110%. The conversion trigger price for the fourth fiscal quarter of 2021 beginning September 1 is $65.92, assuming no adjustment to the conversion rate.

                                                                                (2)
                                                                 (1)        CONVERSION
                                                               ACCRETED       TRIGGER
                                                              CONVERSION       PRICE
                      FISCAL QUARTER*                           PRICE       (1) X 110%
                      ---------------                         ----------   -------------
2002
  Second Quarter............................................    $29.04        $31.94
  Third Quarter.............................................     29.31         32.24
  Fourth Quarter............................................     29.58         32.54

2003
  First Quarter.............................................     29.86         32.85
  Second Quarter............................................     30.14         33.15
  Third Quarter.............................................     30.42         33.46
  Fourth Quarter............................................     30.70         33.77

2004
  First Quarter.............................................     30.99         34.09
  Second Quarter............................................     31.28         34.41
  Third Quarter.............................................     31.57         34.73
  Fourth Quarter............................................     31.87         35.05

2005
  First Quarter.............................................     32.16         35.38
  Second Quarter............................................     32.46         35.71
  Third Quarter.............................................     32.77         36.04
  Fourth Quarter............................................     33.07         36.38

                                                                                (2)
                                                                 (1)        CONVERSION
                                                               ACCRETED       TRIGGER
                                                              CONVERSION       PRICE
                      FISCAL QUARTER*                           PRICE       (1) X 110%
                      ---------------                         ----------   -------------
2006
  First Quarter.............................................     33.38         36.72
  Second Quarter............................................     33.69         37.06
  Third Quarter.............................................     34.01         37.41
  Fourth Quarter............................................     34.32         37.76

2007
  First Quarter.............................................     34.64         38.11

------------------------

* This table assumes no events have occurred that would require an adjustment to the conversion rate. Our fiscal quarters end on the last days of February, May, August and November.

    CONVERSION RIGHTS UPON NOTICE OF REDEMPTION. A holder may surrender for conversion a LYON called for redemption at any time prior to the close of business on the redemption date, even if it is not otherwise convertible at such time. A LYON for which a holder has delivered a purchase notice or a change in control purchase notice as described below requiring us to purchase the LYON may be surrendered for conversion only if such notice is withdrawn in accordance with the indenture.

    CONVERSION RIGHTS UPON OCCURRENCE OF CERTAIN CORPORATE TRANSACTIONS. If we are party to a consolidation, merger or binding share exchange pursuant to which our shares of common stock would be converted into cash, securities or other property, the LYONs may be surrendered for conversion at any time from and after the date which is 15 days prior to the anticipated effective date of the transaction until 15 days after the actual date of such transaction and, at the effective time, the right to convert LYONs into shares of common stock will be changed into a right to convert it into the kind and amount of cash, securities or other property of our company or another person which the holder would have received if the holder had converted the holder's LYONs immediately prior to the transaction. If such transaction also constitutes a change in control, the holder will be able to require us to purchase all or a portion of such holder's LYONs as described under "--Change in Control Permits Purchase of LYONs by Us at the Option of the Holder."

    In the event we elect to make a distribution described in the third or fourth bullet of the paragraph under the caption, "--Conversion Rights--Conversion Rate Adjustment" below describing adjustments to the conversion rate which, in the case of the fourth bullet, has a per share value equal to more than 7.5% of the sale price of our shares of common stock on the day preceding the declaration date for such distribution, we will be required to give notice to the holders of the LYONs at least 20 days prior to the ex-dividend date for such distribution and, upon the giving of such notice, the LYONs may be surrendered for conversion at any time until the close of business on the business day prior to the ex-dividend date or until we announce that such distribution will not take place.

    Notwithstanding anything to the contrary, no LYONs may be surrendered for conversion pursuant to the first paragraph under this caption, and no corporate transaction requiring an adjustment to the conversion price will be deemed to have occurred by reason of the completion of a merger, consolidation or other transaction effected with one of our affiliates for the purpose of:

    - changing our jurisdiction of organization; or

    - effecting a corporate reorganization, including, without limitation, the implementation of a holding company structure.

    DELIVERY OF COMMON STOCK. On conversion of a LYON, a holder will not receive any cash payment of interest representing accrued original issue discount. Our delivery to the holder of the full number of shares of common stock into which the LYON is convertible, together with any cash payment for such holder's fractional shares, will be deemed:

    - to satisfy our obligation to pay the principal amount at maturity of the LYON; and

    - to satisfy our obligation to pay accrued original issue discount attributable to the period from the issue date through the conversion date.

    As a result, accrued original issue discount is deemed to be paid in full rather than cancelled, extinguished or forfeited.

    A certificate for the number of full shares of common stock into which any LYONs are converted, together with any cash payment for fractional shares, will be delivered through the conversion agent as soon as practicable following the conversion date. For a discussion of the tax treatment of a holder receiving shares of common stock upon conversion, see "Certain Panamanian and United States Federal Income Tax Considerations."

    In lieu of delivery of shares of our common stock upon notice of conversion of any LYONs (for all or any portion of the LYONs), we may elect to pay holders surrendering LYONs an amount in cash per LYON (or a portion of a LYON) equal to the average sale price of our common stock for the five consecutive trading days immediately following either (a) the date of our notice of our election to deliver cash as described below if we have not given notice of redemption, or
(b) the conversion date, in the case of conversion following our notice of redemption specifying that we intend to deliver cash upon conversion, in either case multiplied by the conversion rate in effect on that date. We will inform the holders through the trustee no later than two business days following the conversion date of our election to deliver shares of our common stock or to pay cash in lieu of delivery of the shares, unless we have already informed holders of our election in connection with our optional redemption of the LYONs as described under "--Redemption of LYONs at Our Option." If we elect to deliver all of such payment in shares of our common stock, the shares will be delivered through the conversion agent no later than the fifth business day following the conversion date. If we elect to pay all or a portion of such payment in cash, the payment, including any delivery of our common stock, will be made to holders surrendering LYONs no later than the tenth business day following the applicable conversion date. If an event of default, as described under "--Events of Default; Waiver and Notice" below (other than a default in a cash payment upon conversion of the LYONs), has occurred and is continuing, we may not pay cash upon conversion of any LYONs or portion of a LYON (other than cash for fractional shares).

    To convert a LYON into shares of common stock, a holder must:

       - complete and manually sign the conversion notice on the back of the LYON or complete and manually sign a facsimile of the conversion notice and deliver the conversion notice to the conversion agent;

       - surrender the LYON to the conversion agent;

       - if required by the conversion agent, furnish appropriate endorsements and transfer documents; and

       - if required, pay all transfer or similar taxes.

    Pursuant to the indenture, the date on which all of the foregoing requirements have been satisfied is the conversion date.

    CONVERSION RATE ADJUSTMENT.  The conversion rate will be adjusted for:

       - dividends or distributions on our shares of common stock payable in shares of common stock or other capital stock of our company;

       - subdivisions, combinations or certain reclassifications of shares of our common stock;

       - distributions to all holders of shares of common stock of certain rights to purchase shares of common stock for a period expiring within 60 days at less than the sale price at the time; and

       - distributions to all holders of our shares of common stock of our assets (including shares of capital stock, of or similar equity interests in, a subsidiary or other business unit of ours) or debt securities or certain rights to purchase our securities (excluding cash dividends or other cash distributions from current or retained earnings other than, with respect to any consecutive 12-month period, the amount, if any, by which the aggregate amount of all cash dividends on the common stock occurring during such 12-month period exceeds on a per share basis 7.5% of the sale price of the shares of common stock on the day preceding the date of declaration of such dividend or other distribution).

    In the event that we pay a dividend or make a distribution on shares of our common stock consisting of capital stock of, or similar equity interests in, a subsidiary or other business unit of ours, the conversion rate will be adjusted based on the market value of the securities so distributed relative to the market value of our common stock, in each case based on the average sale prices of those securities for the 10 trading days commencing on and including the fifth trading day after the date on which "ex-dividend trading" commences for such dividend or distribution on the New York Stock Exchange or such other national or regional exchange or market on which the securities are then listed or quoted.

    No adjustment to the conversion rate or the ability of a holder of a LYON to convert will be made if we provide that holders of LYONs will participate in the transaction without conversion or in certain other cases.

    The indenture permits us to increase the conversion rate from time to time.

    In the event of:

       - a taxable distribution to holders of shares of common stock which results in an adjustment of the conversion rate; or

       - an increase in the conversion rate at our discretion,

the holders of the LYONs may, in certain circumstances, be deemed to have received a distribution subject to federal income tax as a dividend. See "Certain Panamanian and United States Federal Income Tax Considerations."

    Upon determination that LYON holders are or will be entitled to convert their LYONs into shares of common stock in accordance with the foregoing provisions, we will issue a press release and publish such information on our website on the World Wide Web.

REDEMPTION OF LYONS AT OUR OPTION

    Prior to October 24, 2008, the LYONs will not be redeemable at our option. Beginning on October 24, 2008, we may redeem the LYONs at any time as a whole, or from time to time in part. We will give not less than 30 days nor more than 60 days notice of redemption by mail to holders of the LYONs. The notice of redemption will inform the holders of our election to deliver shares of our common stock or to pay cash or a combination of cash and common stock.

    The table below shows the redemption prices of a LYON on October 24, 2008, at each October 24 thereafter prior to maturity and at stated maturity on October 24, 2021. The redemption price equals the original issue price plus accrued original issue discount to the redemption date. The redemption price of a LYON redeemed between such dates would include an additional amount reflecting the additional original issue discount accrued since the immediately preceding date in the table.

                                                       (1)                (2)                (3)
                                                                    ACCRUED ORIGINAL   REDEMPTION PRICE
                REDEMPTION DATE                  LYON ISSUE PRICE    ISSUE DISCOUNT       (1) + (2)
                ---------------                  ----------------   ----------------   ----------------
October 24, 2008...............................      $475.66            $141.28            $ 616.94
October 24, 2009...............................       475.66             164.63              640.29
October 24, 2010...............................       475.66             188.87              664.53
October 24, 2011...............................       475.66             214.02              689.68
October 24, 2012...............................       475.66             240.13              715.79
October 24, 2013...............................       475.66             267.22              742.88
October 24, 2014...............................       475.66             295.34              771.00
October 24, 2015...............................       475.66             324.52              800.18
October 24, 2016...............................       475.66             354.81              830.47
October 24, 2017...............................       475.66             386.24              861.90
October 24, 2018...............................       475.66             418.87              894.53
October 24, 2019...............................       475.66             452.73              928.39
October 24, 2020...............................       475.66             487.87              963.53
At stated maturity.............................       475.66             524.34            1,000.00

    If we decide to redeem fewer than all of the outstanding LYONs, the trustee will select the LYONs to be redeemed in principal amounts at maturity of $1,000 or integral multiples of $1,000. In this case, the trustee may select the LYONs by lot, pro rata, or by another method the trustee considers fair and appropriate.

    If the trustee selects a portion of your LYONs for partial redemption and you convert a portion of your LYONs, the converted portion will be deemed to be the portion selected for redemption.

PURCHASE OF LYONS BY US AT THE OPTION OF THE HOLDER

    You have the right to require us to purchase your LYONs on any October 24 occurring in the years 2006, 2008, 2011 and 2016. We will be required to purchase any outstanding LYON for which a written purchase notice has been properly delivered by the holder to the paying agent and not withdrawn, subject to certain additional conditions. We may also add additional dates on which you may require us to purchase all or a portion of your LYONs. However, we cannot assure you that we will add any purchase dates. You may submit your LYONs for purchase to the paying agent at any time from the opening of business on the date that is 20 business days prior to the purchase date until the close of business on the purchase date. Also, our ability to satisfy our purchase obligations may be affected by the factors described in "Risk Factors" under the heading "We may not have the ability to raise the funds necessary to finance the change in control repurchase option or the repurchase at the option of the holder provision in the LYONs."

    The purchase price of a LYON will be:

    - $572.76 per LYON on October 24, 2006;

    - $616.94 per LYON on October 24, 2008;

    - $689.68 per LYON on October 24, 2011; and

    - $830.47 per LYON on October 24, 2016.

    The purchase prices shown above are equal to the issue price plus accrued original discount to the purchase date. We may, at our option, elect to pay the purchase price in cash or shares of common stock, or any combination thereof. For a discussion of the tax treatment of a holder receiving cash, shares of common stock or any combination thereof, see "Certain Panamanian and United States Federal Income Tax Considerations."

    We will be required to give notice on a date not less than 20 business days prior to the purchase date to all holders at their addresses shown in the register of the registrar, and to beneficial owners as required by applicable law, stating among other things:

    - whether we will pay the purchase price of the LYONs in cash or shares of common stock or any combination thereof, and specifying the percentages of each;

    - if we elect to pay in shares of common stock, the method of calculating the market price of the common stock; and

    - the procedures that holders must follow to require us to purchase their LYONs.

    Your purchase notice electing to require us to purchase your LYONs must state:

    - if certificated LYONs have been issued, the LYONs certificate numbers, or if not, such information as may be required under appropriate DTC procedures;

    - the portion of the principal amount of LYONs to be purchased, in integral multiples of $1,000 principal amount at maturity;

    - that we are to purchase the LYONs pursuant to the applicable provisions of the LYONs and the indenture; and

    - in the event we elect, pursuant to the notice that we are required to give, to pay the purchase price in shares of common stock, in whole or in part, but the purchase price is ultimately to be paid to you entirely in cash because any of the conditions to payment of the purchase price or portion of the purchase price in shares of common stock is not satisfied prior to the close of business on the purchase date, as described below, whether you elect:

       1. to withdraw the purchase notice as to some or all of the LYONs to which it relates; or

       2. to receive cash in respect of the entire purchase price for all LYONs or portions of the LYONs subject to such purchase notice.

    If you fail to indicate your choice with respect to the election described in the final bullet point above, you will be deemed to have elected to receive cash in respect of the entire purchase price for all LYONs subject to the purchase notice in these circumstances. For a discussion of the tax treatment of a holder receiving cash instead of shares of common stock, see "Certain Panamanian and United States Federal Income Tax Considerations."

    You may withdraw any purchase notice by a written notice of withdrawal delivered to the paying agent prior to the close of business on the purchase date. The notice of withdrawal must state:

    - the principal amount at maturity of the withdrawn LYONs;

    - if certificated LYONs have been issued, the certificate numbers of the withdrawn LYONs, or if not, such information as may be required under appropriate DTC procedures; and

    - the principal amount at maturity, if any, of LYONs that remain subject to your purchase notice.

    If we elect to pay the purchase price, in whole or in part, in shares of common stock, the number of shares to be delivered by us will be equal to the portion of the purchase price to be paid in shares of common stock divided by the market price of one share of common stock. We will pay cash based on the market price for all fractional shares in the event we elect to deliver shares of common stock in payment, in whole or in part, of the purchase price.

    The "market price" means the average of the sale prices of the common stock for the five trading day period ending on the third business day (if the third business day prior to the purchase date is a trading day or, if not, then on the last trading day prior to the third business day) prior to the purchase date, appropriately adjusted to take into account the occurrence, during the period commencing on the first of such trading days during such five trading day period and ending on such purchase date, of certain events with respect to the common stock that would result in an adjustment of the conversion rate.

    The "sale price" of the common stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on such date as reported in composite transactions for the principal United States securities exchange on which the common stock is traded or, if the common stock is not listed on a United States national or regional securities exchange, as reported by the National Association of Securities Dealers Automated Quotation System or by the National Quotation Bureau Incorporated.

    Because the market price of the common stock is determined prior to the purchase date, holders of LYONs exercising the purchase right bear the market risk with respect to the value of the common stock to be received from the date such market price is determined to the purchase date. We may pay the purchase price or any portion of the purchase price in shares of common stock only if the information necessary to calculate the market price is published in a daily newspaper of national circulation or is otherwise readily publicly available.

    Upon determination of the actual number of shares of common stock to be issued for each $1,000 principal amount at maturity of LYONs in accordance with the foregoing provisions, we will publish such information on our Web site on the World Wide Web or through such other public medium as we may use at that time.

    Our right to purchase LYONs, in whole or in part, with shares of common stock is subject to our satisfying various conditions, including:

    - the listing of such shares of common stock on the principal United States securities exchange on which the common stock is then listed or, if not so listed, on Nasdaq;

    - the registration of the shares of common stock under the Securities Act and the Exchange Act, if required; and

    - any necessary qualification or registration under applicable state securities law or the availability of an exemption from such qualification and registration.

    If such conditions are not satisfied with respect to a holder prior to the close of business on the purchase date, we will pay the purchase price of the LYONs of the holder entirely in cash. See "Certain Panamanian and United States Federal Income Tax Considerations." We may not change the form or components or percentages of components of consideration to be paid for the LYONs once we have given the notice that we are required to give to holders of LYONs, except as described in the first sentence of this paragraph.

    Our ability to purchase LYONs with cash may be limited by the terms of our then existing borrowing agreements. The indenture prohibits us from purchasing LYONs for cash in connection with your purchase right if any event of default under the indenture has occurred and is continuing, except a default in the payment of the purchase price with respect to the LYONs.

    You must either effect book-entry transfer or deliver the LYONs to be purchased, together with necessary endorsements, to the office of the paying agent after delivery of the purchase notice to receive payment of the purchase price. You will receive payment in cash on the later of the purchase date or the time of book-entry transfer or the delivery of your LYONs. If the paying agent holds money or securities sufficient to pay the purchase price of the LYON on the business day following the purchase date, then, immediately after the purchase date:

    - your LYONs will cease to be outstanding;

    - original issue discount will cease to accrue; and

    - all other rights of the holder will terminate.

    This will be the case whether or not book-entry transfer of your LYONs is made and whether or not your LYONs are delivered to the paying agent.

    We will comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act that may be applicable at the time. We will file Schedule TO or any other schedule under the Exchange Act required in connection with any offer by us to purchase the LYONs at your option.

CHANGE IN CONTROL PERMITS PURCHASE OF LYONS BY US AT THE OPTION OF THE HOLDER

    In the event of a change in control, which occurs on or before October 24, 2008, you will have the right, at your option, subject to the terms and conditions of the indenture, to require us to purchase for cash any or all of your LYONs in integral multiples of $1,000 principal amount at maturity. We will purchase the LYONs at a price equal to 100% of the issue price of the LYONs to be purchased plus accrued original issue discount to, but excluding, the change in control purchase date.

    We will be required to purchase the LYONs as of the date that is 35 business days after the occurrence of such change in control (a "change in control purchase date").

    A change of control occurs in the following situations:

    - any person or group, other than our subsidiaries, any of our or their employee benefit plans or permitted holders, after the first issuance of LYONs files a Schedule TO or a Schedule 13D (or any successors to those Schedules) stating that it has become and actually is the beneficial owner of our voting stock representing more than 50% of the total voting power of all of our classes of voting stock entitled to vote generally in the election of the members of our board of directors; or

    - permitted holders file a Schedule TO or a Schedule 13D (or any successors to those Schedules) stating that they have become and actually are beneficial owners of our voting stock representing more than 80%, in the aggregate, of the voting power of all of our classes of voting stock entitled to vote generally in the election of the members of our board of directors; or

    - we consolidate with or merge with or into another person (other than a subsidiary), we sell, convey, transfer or lease our properties and assets substantially as an entirety to any person (other than a subsidiary), or any person (other than a subsidiary) consolidates with or merges with or into our company, and our outstanding common stock is reclassified into, exchanged for or converted into the right to receive any other property or security, provided that none of these circumstances will be a change in control if the persons that beneficially own our voting stock immediately prior to a transaction beneficially own, in substantially the same proportion, shares with a majority of the total voting power of all outstanding voting securities of the surviving or transferee person that are entitled to vote generally in the election of that person's board of directors.

    For purposes of this provision, a "permitted holder" means each of Marilyn
B. Arison, Micky Arison, Shari Arison, Michael Arison or their spouses, children or lineal descendants of Marilyn B. Arison, Micky Arison, Shari Arison, Michael Arison or their spouses, any trust established for the benefit of any Arison family member mentioned in this paragraph, or any "person" (as such term is used in Section 13(d) or 14(d) of the Exchange Act), directly or indirectly, controlling, controlled by or under common control with any Arison family member mentioned in this paragraph or any trust established for the benefit of any such Arison family member or any charitable trust or non-profit entity established by a permitted holder.

    Notwithstanding anything to the contrary, the completion of a merger, consolidation or other transaction effected with one of our affiliates for the purpose of:

    - changing our jurisdiction of organization; or

    - effecting a corporate reorganization, including, without limitation, the implementation of a holding company structure shall not be deemed to be a "change of control."

    Within 15 business days after the occurrence of a change in control, we are obligated to mail to the trustee and to all holders of LYONs at their addresses shown in the register of the registrar and to beneficial owners as required by applicable law a notice regarding the change in control, stating, among other things:

    - the events causing a change in control;

    - the date of such change in control;

    - the last date on which the purchase right may be exercised;

    - the change in control purchase price;

    - the change in control purchase date;

    - the name and address of the paying agent and the conversion agent;

    - the conversion rate and any adjustments to the conversion rate;

    - that LYONs with respect to which a change in control purchase notice is given by the holder may be converted only if the change in control purchase notice has been withdrawn in accordance with the terms of the LYONs and the indenture; and

    - the procedures that holders must follow to exercise these rights.

    To exercise this right, you must deliver a written notice to the paying agent prior to the close of business on the business day immediately before the change in control purchase date. The required purchase notice upon a change in control must state:

    - if certificated LYONs have been issued, the LYON certificate numbers, or if not, must comply with appropriate DTC procedures;

    - the portion of the principal amount of LYONs to be purchased, in integral multiples of $1,000 principal amount at maturity; and

    - that we are to purchase such LYONs pursuant to the applicable provisions of the LYONs and the indenture.

    You may withdraw any change in control purchase notice by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day before the change in control purchase date. The notice of withdrawal must state:

    - the principal amount at maturity of the withdrawn LYONs, in integral multiples of $1,000 principal amount at maturity;

    - if certificated LYONs have been issued, the certificate numbers of the withdrawn LYONs, or if not, must comply with appropriate DTC procedures; and

    - the principal amount at maturity, if any, of LYONs that remain subject to your change in control purchase notice.

    A holder must either effect book-entry transfer or deliver the LYONs to be purchased, together with necessary endorsements, to the office of the paying agent after delivery of the change in control purchase notice to receive payment of the change in control purchase price. You will receive payment in cash on the change in control purchase date or the time of book-entry transfer or the delivery of your LYONs. If the paying agent holds money or securities sufficient to pay the change in control purchase price of your LYONs on the business day following the change in control purchase date, then, immediately after the change in control purchase date:

    - your LYONs will cease to be outstanding;

    - original issue discount will cease to accrue; and

    - all other rights of the holder will terminate.

    This will be the case whether or not book-entry transfer of your LYONs is made or whether or not your LYONs is delivered to the paying agent.

    We will comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act that may be applicable at the time. We will file Schedule TO or any other schedule under the Exchange Act required in connection with any offer by us to purchase the LYONs at your option.

    The change in control purchase feature of the LYONs may in certain circumstances make more difficult or discourage a takeover of us. The change in control purchase feature, however, is not the result of our knowledge of any specific effort:

    - to accumulate shares of common stock;

    - to obtain control of us by means of a merger, tender offer, solicitation or otherwise; or

    - by management to adopt a series of anti-takeover provisions.

    Instead, the terms of the change in control purchase feature resulted from negotiations between Merrill Lynch and us.

    We could, in the future, enter into certain transactions, including certain recapitalizations, that would not constitute a change in control with respect to the change in control purchase feature of the LYONs but that would increase the amount of our (or our subsidiaries') outstanding indebtedness.

    No LYONs may be purchased by us at the option of holders upon a change in control if there has occurred and is continuing an event of default with respect to the LYONs, other than a default in the payment of the change in control purchase price with respect to the LYONs.

    For purposes of defining a change of control:

    - the term "person" and the term "group" have the meanings given by Sections 13(d) and 14(d) of the Exchange Act or any successor provisions;

    - the term "group" includes any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act or any successor provision; and

    - the term "beneficial owner" is determined in accordance with Rules 13d-3 and 13d-5 under the Exchange Act or any successor provision, except that a person will be deemed to have beneficial ownership of all shares that person has the right to acquire irrespective of whether that right is exercisable immediately or only after the passage of time.

CONSOLIDATION, MERGER, SALE OR CONVEYANCE

    The indenture provides that we may not consolidate with or merge into any other entity or convey or transfer our properties and assets substantially as an entirety to any entity, unless:

    - the successor or transferee entity is a corporation, limited liability company trust or partnership organized under the laws of the United States or any State of the United States or the District of Columbia or the Republic of Panama or any other country recognized by the United States and all political subdivisions of such countries;

    - the successor or transferee entity, if other than us, expressly assumes by a supplemental indenture executed and delivered to the trustee, in form reasonably satisfactory to the trustee, the due and punctual payment of the principal of, any premium on and any interest or accrued original issue discount on, all the outstanding LYONs and the performance of every covenant in the indenture to be performed or observed by us and provides for conversion rights in accordance with applicable provisions of the indenture;

    - immediately after giving effect to the transaction, no Event of Default, as defined in the indenture, and no event which, after notice or lapse of time or both, would become an Event of Default, has happened and is continuing; and

    - we have delivered to the trustee an officers' certificate and an opinion of counsel, each in the form required by the indenture and stating that such consolidation, merger, conveyance or transfer and such supplemental indenture comply with the foregoing provisions relating to such transaction.

    In case of any such consolidation, merger, conveyance or transfer, the successor entity will succeed to and be substituted for us as obligor on the LYONs, with the same effect as if it had been named in the indenture as our company.

EVENTS OF DEFAULT; WAIVER AND NOTICE

    An event of default is defined in the indenture as:

    (a) default for 30 days in payment of any Liquidated Damages under the registration rights agreement described below;

    (b) default in payment of principal of or any premium on the LYONs at maturity, redemption price, purchase price or change in control purchase price, when the same becomes due and payable;

    (c) default in the payment (after any applicable grace period) of any indebtedness for money borrowed by our company or a Subsidiary in excess of $50 million in aggregate principal amount (excluding such indebtedness of any Subsidiary other than a Significant Subsidiary, all the indebtedness of which Subsidiary is nonrecourse to our company or any other Subsidiary) or default on such indebtedness that results in the acceleration of such indebtedness prior to its express maturity, if such indebtedness is not discharged, or such acceleration is not annulled, by the end of a period of 30 days after written notice to us by the trustee or to us and the trustee by the holders of at least 25% in principal amount at maturity of the outstanding LYONs;

    (d) default by us in the performance of any other covenant contained in the indenture for the benefit of the LYONs that has not been remedied by the end of a period of 60 days after notice is given as specified in the indenture; and

    (e) certain events of bankruptcy, insolvency and reorganization of our company or a Significant Subsidiary.

    When we refer to a "Significant Subsidiary," we mean any Subsidiary, the Net Worth of which represents more than 10% of the Consolidated Net Worth of our company and our Subsidiaries. The terms "Subsidiary," "Net Worth" and "Consolidated Net Worth" are defined in the indenture.

    The indenture provides that:

    - if an event of default described in clause (a), (b), (c) or (d) above has occurred and is continuing, either the trustee or the holders of not less than 25% in aggregate principal amount at maturity of the LYONs may declare the accreted principal amount (the original issue price of the LYONs plus accrued original issue discount thereon through the date of such declaration) of the LYONs then outstanding to be due and payable immediately;

    - upon certain conditions such declarations may be annulled and past defaults (except for defaults in the payment of principal of, any premium on or interest on, the LYONs and in compliance with certain covenants) may be waived by the holders of a majority in aggregate principal amount at maturity of the LYONs then outstanding.

    - if an event of default described in clause (e) occurs and is continuing, then the accreted principal amount of all LYONs issued under the indenture and then outstanding shall become and be due and payable immediately, without any declaration or other act by the trustee or any other holder.

    In case of default in payment of the accreted principal amount of the LYONs, whether at the stated maturity or upon acceleration or redemption, from and after the maturity date, the LYONs will bear interest, payable upon demand of their beneficial owners, at the rate of 3.75% per year, to the extent that payment of any interest is legally enforceable, on the unpaid amount due and payable on that date in accordance with the terms of the LYONs to the date payment of that amount has been made or duly provided for.

    Under the indenture, the trustee must give to the holders of LYONs notice of all uncured defaults known to it with respect to the LYONs within 90 days after such a default occurs (the term default to include the events specified above without notice or grace periods); provided that, except in the case of default in the payment of principal of, any premium on, any of the LYONs, the trustee will be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interests of the holders of the LYONs.

    No holder of any LYONs may institute any action under the indenture unless:

    - such holder has given the trustee written notice of a continuing event of default with respect to the LYONs;

    - the holders of not less than 25% in aggregate principal amount at maturity of the LYONs then outstanding have requested the trustee to institute proceedings in respect of such event of default;

    - such holder or holders have offered the trustee such reasonable indemnity as the trustee may require;

    - the trustee has failed to institute an action for 60 days thereafter; and

    - no inconsistent direction has been given to the trustee during such 60-day period by the holders of a majority in aggregate principal amount at maturity of LYONs.

    The holders of a majority in aggregate principal amount at maturity of the LYONs affected and then outstanding will have the right, subject to certain limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the LYONs. The indenture provides that, if an event of default occurs and is continuing, the trustee, in exercising its rights and powers under the indenture, will be required to use the degree of care of a prudent man in the conduct of his own affairs. The indenture further provides that the trustee shall not be required to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties under the indenture unless it has reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is reasonably assured to it.

    We must furnish to the trustee within 120 days after the end of each fiscal year a statement of our company signed by one of the officers of our company to the effect that a review of our activities during such year and of our performance under the indenture and the terms of the LYONs has been made, and, to the knowledge of the signatories based on such review, we have complied with all conditions and covenants of the indenture or, if we are in default, specifying such default.

    For the purposes of determining whether the holders of the requisite principal amount at maturity of LYONs have taken any action herein described, the principal amount of LYONs will be deemed to be the portion of such principal amount that would be due and payable at the time of the taking of such action upon a declaration of acceleration of maturity thereof.

MODIFICATION OF THE INDENTURE

    We and the trustee may, without the consent of the holders of the debt securities issued under the indenture, enter into supplemental indentures for, among others, one or more of the following purposes:

    - to evidence the succession of another corporation to our company, and the assumption by such successor of our obligations under the indenture and the LYONs;

    - to add covenants of our company, or surrender any rights of our company, or add any rights for the benefit of the holders of LYONs;

    - to cure any ambiguity, omission, defect or inconsistency in such indenture;

    - to establish the form or terms of any other series of debt securities, including any subordinated securities;

    - to evidence and provide for the acceptance of any successor trustee with respect to the LYONs or one or more other series of debt securities or to facilitate the administration of the trusts thereunder by one or more trustees in accordance with such indenture; and

    - to provide any additional events of default.

    With certain exceptions, the indenture or the rights of the holders of the LYONs may be modified by us and the trustee with the consent of the holders of a majority in aggregate principal amount at maturity of the LYONs then outstanding, but no such modification may be made without the consent of the holder of each outstanding LYON affected thereby that would:

    - change the maturity of any payment of principal of, or any premium on, any LYONs, or reduce the principal amount at maturity or the rate of accrual of original issue discount of any LYON, or change any place of payment where, or the coin or currency in which, any LYON or any premium is payable, or impair the right to institute suit for the enforcement of any such payment on or after the maturity thereof (or, in the case of redemption or repayment, on or after the redemption date or the repayment date, as the case may be) or adversely affect the conversion or repurchase provisions in the indenture;

    - reduce the percentage in principal amount at maturity of the outstanding LYONs, the consent of whose holders is required for any such modification, or the consent of whose holders is required for any waiver of compliance with certain provisions of the indenture or certain defaults thereunder and their consequences provided for in the indenture; or

    - modify any of the provisions of certain sections of the indenture, including the provisions summarized in this paragraph, except to increase any such percentage or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holder of each outstanding LYON affected thereby.

DISCHARGE OF THE INDENTURE

    We may satisfy and discharge our obligations under the indenture by delivering to the trustee for cancellation all outstanding LYONs or by depositing with the trustee, the paying agent or the conversion agent, if applicable, after the LYONs have become due and payable, whether at stated maturity, or any redemption date, or any purchase date, or a change in control purchase date, or upon conversion or otherwise, cash or common stock (as applicable under the terms of the indenture) sufficient to pay all of the outstanding LYONs and paying all other sums payable under the indenture by our company.

OWNERSHIP LIMITATION ON LYONS

    In order to permit us to retain our status as a publicly traded corporation under the proposed Treasury regulations to Section 883 of the Code, LYONs may not be transferred if the transfer would result in ownership by one person or group of related persons by virtue of the attribution provisions of the Code, other than certain members of the Arison family and certain trusts established for their benefit, of more than 4.9% of our common stock, whether measured by vote, value or number of shares. The calculation of a holder's stockholdings assumes the conversion of the LYONs and other convertible securities issued by us held by that person or group. See "Description of Capital Stock--Common Stock--Transfer Restrictions" for a discussion of the attribution provisions. If a person attempts to acquire LYONs in violation of the 4.9% ownership limitation, the putative transfer to that person would be void, and the intended transferee would acquire no rights to the LYONs. For purposes of this 4.9% limitation, a "transfer" will include any sale, transfer, gift, assignment, devise or other disposition, whether voluntary or involuntary, whether of record, constructively or beneficially, and whether by operation of law or otherwise.

    If a prohibited transfer of LYONs results in the ownership of LYONs and shares of common stock by any shareholder in violation of the 4.9% limit or would cause us to be subject to United States federal shipping or aircraft income tax, those LYONs the ownership of which is in excess of the 4.9% limit or would cause us to be subject to United States federal shipping or aircraft income tax will automatically be designated as "excess LYONs."

    Our board of directors may waive the 4.9% limit or transfer restrictions in any specific instance if evidence satisfactory to our board of directors and our tax counsel is presented that such ownership will not jeopardize our status as exempt from United States income taxation on gross income from the international operation of a ship or ships, within the meaning of Section 883 of the Code. The board of directors may also terminate the limit and transfer restrictions generally at any time for any reason.

    Excess LYONs will be transferred to a trust. The trustee of the trust will be appointed by us and will be independent of us and the purported holder of the excess LYONs. The beneficiary of such trust will be one or more charitable organizations selected by the trustee of such trust. The trust will be deemed to own the LYONs for the beneficiary of such trust on the day prior to the date of the putative violative transfer.

    At the direction of our board of the directors, the trustee of such trust will transfer the excess LYONs held in trust to a person or persons (including us) whose ownership of such excess LYONs will not violate the 4.9% limit or otherwise cause us to become subject to United States shipping income tax within 180 days after the later of the transfer or other event that resulted in such excess LYONs or we become aware of such transfer or event. If such a transfer is made, the interest of the charitable beneficiary will terminate, the designation of such shares as excess LYONs will cease and the prohibited holder of the excess LYONs will receive the payment that reflects a price per LYON for such excess

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LYONs equal to the lesser of (i) the price received by the trustee of such trust for the sale or other disposition of the LYONs held in trust, and (ii) the price paid by the prohibited transferee for the LYONs, or, if the prohibited transferee did not give value for such LYONs, the market price of the LYONs on the date of the event that resulted in the excess LYONs. A prohibited transferee or holder of the excess LYONs will not be permitted to receive an amount that reflects any appreciation in the excess LYONs during the period that such excess LYONs were outstanding. Any amount received in excess of the amount permitted to be received by the prohibited transferee or holder of the excess LYONs must be turned over to the charitable beneficiary of the trust.

    If the foregoing restrictions are determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then the intended transferee or holder of any excess LYONs may be deemed, at our option, to have acted as an agent on our behalf in acquiring or holding such excess LYONs and to hold such excess LYONs on our behalf.

    We have the right to purchase any excess LYONs held by the trust for a period of 90 days from the later of (i) the date the transfer or other event resulting in excess LYONs has occurred and (ii) the date the board of directors determines in good faith that a transfer or other event resulting in excess LYONs has occurred. The price per excess LYON to be paid by us will be equal to the lesser of (i) the price per LYON paid in the transaction that created such excess LYONs (or, in the case of certain other events, the market price per LYON for the excess LYONs on the date of such event), or (ii) the lowest market price for the excess LYONs at any time after their designation as excess LYONs and prior to the date we accept such offer.

GOVERNING LAW

    The indenture and the LYONs are governed by and construed in accordance with the laws of the State of New York.

BOOK-ENTRY SYSTEM

    The LYONs that were sold to qualified institutional buyers are evidenced by global securities, which were deposited with, or on behalf of, DTC and registered in the name of Cede & Co. as DTC's nominee. Except as set forth below, the global securities may be transferred, in whole or in part, only to another DTC nominee or to a successor of DTC or its nominee.

    After a sale of LYONs under this shelf registration statement, LYONs that were held as beneficial interests in the global securities with DTC will remain as beneficial interests in the global securities.

    Persons may hold their interests in the global securities directly through DTC if they are participants in DTC, or indirectly through organizations that are participants in DTC. Transfers between participants will be effected in accordance with DTC rules and will be settled in clearing house funds.

    Persons who are not DTC participants may own interests in the global securities only through DTC participants or certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a DTC participant. So long as Cede & Co., as the nominee of DTC, is the registered owner of the global securities, we will consider Cede & Co. for all purposes to be the sole holder of the global securities. Except as provided in this section or as described in "Exchange of Beneficial Interests in the Global Securities for Certificated LYONs," owners of beneficial interests in the global securities will not have certificates registered in their names, will not receive physical delivery of certificates in definitive registered form, and will not be considered the holders of the LYONs.

    We will pay interest on and the redemption price or repurchase price of the global securities to Cede & Co., as the registered owner, by wire transfer of immediately available funds on each interest payment, redemption or repurchase date. We and the trustee have no responsibility or liability for any

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aspect of the records relating to or payments made on account of beneficial ownership interests in the global securities.

    DTC has informed us that its practice is to credit participants' accounts on the payment date with payments in amounts proportionate to their beneficial interests in the global securities, unless it has reason to believe that it will not receive payment. Only the DTC participants are responsible for payments to owners of beneficial interests held through them.

    Because DTC can only act on behalf of participants, who in turn act on behalf of indirect participants and certain banks, a person having a beneficial interest in the principal amount at maturity represented by the global securities may be unable to pledge its interest to persons or entities that do not participate in the DTC system, due to the lack of a physical certificate evidencing its interest.

    We are not responsible for the performance by DTC or its participants or indirect participants of their obligations. The trustee is also not responsible for such performance. DTC has advised us that it will take any action permitted to be taken by a holder of LYONs, only at the direction of one or more participants with an interest in a global security, and only with respect to the principal amount at maturity as to which the participants have given it a direction.

    DTC has advised us that it is a limited purpose trust company organized under the laws of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered under the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations such as the initial purchasers of the debentures. Certain participants (or their representatives), together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a participant, either directly or indirectly.

    Although DTC has agreed to the foregoing procedures to facilitate transfers of interests in global securities among participants, it has no obligation to perform or continue to perform these procedures. These procedures may be discontinued at any time.

EXCHANGE OF BENEFICIAL INTERESTS IN THE GLOBAL SECURITY FOR CERTIFICATED LYONS

    A global security is exchangeable for definitive convertible LYONs in registered certificated form if DTC notifies us that it is unwilling or unable to continue as depositary for the global security and we fail to appoint a successor depositary within 90 days or if we, at any time and in our sole discretion, decide not to have the LYONs represented by global securities.

REGISTRATION RIGHTS

    The summary herein of certain provisions of the registration rights agreement is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement, which is incorporated by reference into the registration statement of which this prospectus forms a part. We entered into a registration rights agreement with Merrill Lynch pursuant to which we agreed to file with the SEC, at our expense and for the benefit of the holders, a shelf registration statement covering resale of the LYONs and the shares of common stock issuable upon conversion of the LYONs, as soon as practicable, but in any event within 90 days after the date of original issuance of the LYONs. We will use reasonable best efforts to cause the shelf registration statement to become effective as promptly as practicable but in any event within 180 days of such date of original issuance, and to keep the shelf registration statement effective until the earlier of (i) the transfer pursuant to Rule 144 under the Securities Act or the sale pursuant to the shelf registration statement of all the securities registered thereunder, (ii) the expiration of the holding period applicable to such securities held by persons that

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are not affiliates of ours under Rule 144(k) under the Securities Act or any successor provision and (iii) the second anniversary of the effective date of the registration statement, subject to certain permitted exceptions. We are permitted to suspend the use of this prospectus under certain circumstances relating to pending corporate developments, public filings with the SEC and similar events for a period not to exceed 60 days in any three-month period and not to exceed an aggregate of 90 days in any 12-month period. We agreed to pay predetermined liquidated damages as described herein ("Liquidated Damages") to holders of transfer restricted LYONs and holders of transfer restricted common stock issued upon conversion of the LYONs, if a shelf registration statement is not timely filed or made effective or if the prospectus is unavailable for the periods in excess of those permitted above. Such Liquidated Damages shall accrue until such failure to file or become effective or unavailability is cured, (i) in respect of any LYONs at a rate per year equal to 0.25% for the first 90 day period after the occurrence of such event and 0.50% thereafter of the applicable principal amount (as defined below) thereof and, (ii) in respect of any shares of common stock issued upon conversion, at a rate per year equal to 0.25% for the first 90 day period and 0.50% thereafter of the then applicable conversion price (as defined below). So long as the failure to file or become effective or unavailability continues, we will pay Liquidated Damages in cash on April 24 and October 24 of each year to the holder of record of the transfer restricted LYONs or shares of common stock on the immediately preceding April 10 or October 10. When such registration default is cured, accrued and unpaid Liquidated Damages will be paid in cash to the record holder as of the date of such cure.

    A holder who sells LYONs or shares of common stock issued upon conversion of the LYONs pursuant to the shelf registration statement must complete and deliver to us a notice and questionnaire, at least 10 business days prior to any distribution of the securities so offered. A holder generally is required to be named as a selling securityholder in the prospectus or in any supplements to such prospectus, at the time of effectiveness, deliver a prospectus to purchasers and be bound by the provisions of the registration rights agreement that are applicable to such holder, including the indemnification provisions, and will be subject to certain civil liability provisions under the Securities Act. If the holder of offered securities is not a named selling securityholder in this prospectus at the time of effectiveness of the shelf registration statement, we will prepare and file, if required, as promptly as practicable after the receipt of such holder's questionnaire, amendments to the shelf registration statement and/or supplements to the prospectus as are necessary to permit such holder to deliver this prospectus, including any supplements, to purchasers of the offered securities, subject to our right to suspend the use of this prospectus as described above. We will pay all of our expenses relating to the shelf registration statement, provide copies of such prospectus to each holder that has notified us of its acquisition of LYONs or shares of common stock issued upon conversion of the LYONs, notify each such holder when the shelf registration statement has become effective and take certain other actions as are required to permit, subject to the foregoing, unrestricted resales of the LYONs and the shares of common stock issued upon conversion of the LYONs.

    The term "applicable principal amount" means, as of any date of determination, with respect to each $1,000 principal amount at maturity of LYONs, the sum of the initial issue price of such LYONs, $475.66 per $1,000 principal amount at maturity, plus accrued original issue discount with respect to such LYONs through such date of determination.

    The term "applicable conversion price" means, as of any date of determination, the applicable principal amount of each LYON as of such date of determination divided by the conversion rate in effect as of such date of determination or, if no LYONs are then outstanding, the conversion rate that would be in effect were LYONs then outstanding.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL


    Our authorized capital stock consists of 960,000,000 shares of common stock and 40,000,000 shares of preferred stock. On December 5, 2001, there were 586,171,547 shares of common stock and no shares of preferred stock outstanding. The following description is qualified in all respects by reference to our second amended and restated articles of incorporation.


COMMON STOCK

    VOTING. Holders of common stock vote as a single class on all matters submitted to a vote of the shareholders, with each share of common stock entitled to one vote. In the annual election of directors, the holders of common stock are not entitled to vote cumulatively.

    DIVIDENDS. The holders of the common stock are entitled to receive such dividends, if any, as may be declared by our board of directors in its discretion out of funds legally available to be paid as dividends. Panamanian law permits the payment of dividends to the extent of our retained earnings.

    TRANSFER RESTRICTIONS. On February 8, 2000, the United States Treasury Department issued proposed Treasury regulations to Section 883 of the Code relating to income derived by foreign corporations from the international operation of a ship or ships (which includes certain cruise ship and aircraft income). The proposed regulations provide, in general, that a foreign corporation organized in a qualified foreign country and engaged in the international operation of ships and aircraft shall exclude such income from gross income for purposes of federal income taxation provided that the corporation can satisfy certain ownership requirements, including, among other things, that its stock be publicly traded. A corporation's stock that is otherwise publicly traded will fail to satisfy this requirement if it is closely held, i.e., that 50% or more of its stock is owned by persons who each own 5% or more of the value of the outstanding shares of the corporation's stock.

    To the best of our knowledge, after due investigation, we currently qualify as a publicly traded corporation under the proposed regulations. However, because certain members of the Arison family and certain trusts established for their benefit own approximately 47% of our common stock, there is the potential that another shareholder could acquire 5% or more of our common stock which could jeopardize our qualification as a publicly traded corporation. If we in the future were to fail to qualify as a publicly traded corporation, we would be subject to United States income tax on income associated with our cruise operations in the United States. As a precautionary matter, in 2000, we amended our articles of incorporation to ensure that we will continue to qualify as a publicly traded corporation under the proposed regulations.

    Our articles have been amended to provide that no one person or group of related persons, other than certain members of the Arison family and certain trusts established for their benefit, may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 4.9% of our common stock, whether measured by vote, value or number. In addition, the articles generally restrict the transfer of any shares of our common stock if such transfer would cause us to be subject to United States shipping income tax. In general, the attribution rules under the Code applicable in determining whether a person is a 5% shareholder under the proposed regulations attribute stock:

    - among specified members of the same family,

    - to shareholders owning 50% or more of a corporation from that corporation,

    - among corporations that are members of the same controlled group,

    - among grantors, beneficiaries and fiduciaries of trusts, and

    - to partners of a partnership from that partnership.

    For purposes of this 4.9% limit, a "transfer" will include any sale, transfer, gift, assignment, devise or other disposition, whether voluntary or involuntary, whether of record, constructively or beneficially, and whether by operation of law or otherwise. The 4.9% limit will not apply to certain members of the

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Arison family and certain trusts established for their benefit. These shareholders will be permitted to transfer their shares of our common stock without complying with the limit so long as transfer does not cause us to be subject to United States income tax on shipping operations.

    Our second amended and restated articles of incorporation provide that the board of directors may waive the 4.9% limit or transfer restrictions (in any specific instance) if evidence satisfactory to our board of directors and our tax counsel is presented that such ownership will not jeopardize our status as exempt from United States income taxation on gross income from the international operation of a ship or ships, within the meaning of Section 883 of the Code. The board of directors may also terminate the limit and transfer restrictions generally at any time for any reason.

    If a purported transfer or other event (including owning shares of common stock in excess of the 4.9% limit on the effective date of the proposed amendment) results in the ownership of common stock by any shareholder in violation of the 4.9% limit (or causes us to be subject to United States income tax on shipping operations), such shares of common stock in excess of the 4.9% limit or which would cause us to be subject to United States shipping income tax will automatically be designated as "excess shares" to the extent necessary to ensure that the purported transfer or other event does not result in ownership of common stock in violation of the 4.9% limit (or causes us to become subject to United States income tax on shipping operations) and any proposed transfer that would result in such an event would be void. Any purported transferee or other purported holder of excess shares will be required to give us written notice of a purported transfer or other event that would result in excess shares. The purported transferee or holders of such excess shares shall have no rights in such excess shares, other than a right to the payments described below.

    Excess shares will not be treasury stock but rather will continue to be issued and outstanding shares of our common stock. While outstanding, excess shares will be transferred to a trust. The trustee of such trust will be appointed by us and will be independent of us and the purported holder of the excess shares. The beneficiary of such trust will be one or more charitable organizations selected by the trustee. The trustee will be entitled to vote the excess shares on behalf of the beneficiary. If, after the purported transfer or other event resulting in excess shares and prior to the discovery by us of such transfer or other event, dividends or distributions are paid with respect to such excess shares, such dividends or distributions will be repaid to the trustee upon demand for payment to the charitable beneficiary. All dividends received or other income declared by the trust will be paid to the charitable beneficiary. Upon our liquidation, dissolution or winding up, the purported transferee or other purported holder will receive a payment that reflects a price per share for such excess shares generally equal to the lesser of (i) in the case of excess shares resulting from a purported transfer, the price per share paid in the transaction that created such excess shares (or, in the case of certain other events, the market price per share for the excess shares on the date of such event), or (ii) in the case of excess shares resulting from an event other than a purported transfer, the market price for the excess shares on the date of such event.

    At the direction of the board of the directors, the trustee will transfer the excess shares held in trust to a person or persons (including us) whose ownership of such excess shares will not violate the 4.9% limit or otherwise cause us to become subject to United States shipping income tax within 180 days after the later of the transfer or other event that resulted in such excess shares or we become aware of such transfer or event. If such a transfer is made, the interest of the charitable beneficiary will terminate, the designation of such shares as excess shares will cease and the purported holder of the excess shares will receive the payment described below. The purported transferee or holder of the excess shares will receive a payment that reflects a price per share for such excess shares equal to the lesser of (i) the price per share received by the trustee and (ii) the price per share such purported transferee or holder paid in the purported transfer that resulted in the excess shares (or, if the purported transferee or holder did not give value for such excess shares (through a gift, devise or other event) a price per share equal to the market price on the date of the purported transfer or other event that resulted in the excess shares). A purported transferee or holder of the excess shares will not be

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permitted to receive an amount that reflects any appreciation in the excess shares during the period that such excess shares were outstanding. Any amount received in excess of the amount permitted to be received by the purported transferee or holder of the excess shares must be turned over to the charitable beneficiary of the trust.

    If the foregoing restrictions are determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then the intended transferee or holder of any excess shares may be deemed, at our option, to have acted as an agent on our behalf in acquiring or holding such excess shares and to hold such excess shares on our behalf.

    We will have the right to purchase any excess shares held by the trust for a period of 90 days from the later of (i) the date the transfer or other event resulting in excess shares has occurred and (ii) the date the board of directors determines in good faith that a transfer or other event resulting in excess shares has occurred. The price per excess share to be paid by us will be equal to the lesser of (i) the price per share paid in the transaction that created such excess shares (or, in the case of certain other events, the market price per share for the excess shares on the date of such event), or (ii) the lowest market price for the excess shares at any time after their designation as excess shares and prior to the date we accept such offer.

    These provisions in our second amended and restated articles of incorporation could have the effect of delaying, deferring or preventing a change in our control or other transaction in which our shareholders might receive a premium for their shares of common stock over the then-prevailing market price or which such holders might believe to be otherwise in their best interests. To the extent that the proposed regulations are either not adopted or are adopted in form which, in the opinion of our board of directors, does not require the proposed amendment to ensure that we will maintain its income tax exemption for its shipping income, our board of directors may determine, in its sole discretion, to terminate the 4.9% limit and the transfer restrictions in the amendment.

    TRANSFER AGENT AND REGISTRAR. The transfer agent and registrar for our common stock is First Union National Bank.

    OTHER PROVISIONS. Upon liquidation or dissolution, the holders of shares of common stock are entitled to receive on a proportionate basis all of our assets remaining for distribution to common stockholders. The common stock has no preemptive or other subscription rights and there are no other conversion rights or redemption or sinking fund provisions with respect to the shares. All shares of common stock that are currently outstanding are fully paid for and may not be assessed.

    Neither Panamanian law nor our by-laws limit the right of non-resident or foreign owners to hold or vote shares of the common stock. While no tax treaty currently exists between the Republic of Panama and the United States, under current law we believe that distributions to our shareholders other than residents of Panama or other business entities conducting business in Panama, are not subject to taxation under the laws of the Republic of Panama.

    Under Panamanian law, our directors may vote by proxy.

PREFERRED STOCK

    Our board of directors may issue, without further authorization from our stockholders, up to 40,000,000 shares of preferred stock in one or more series. Our board of directors may determine, at the time of creating each series, the distinctive designation of, and the number of shares in, the series, its dividend rate, the number of votes, if any, allocated to each share of the series, the price and terms on which the shares may be redeemed, the terms of any applicable sinking fund, the amount payable upon liquidation, dissolution or winding up, the conversion rights, if any, and any other rights, preferences and priorities of the shares as our board of directors may be permitted to fix under the laws of the Republic of Panama in effect at the time the series is created. The issuance of preferred stock could adversely affect the voting power of holders of common stock and could delay, defer or prevent a change in control.

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     CERTAIN PANAMANIAN AND UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

PANAMA

    Under current Panamanian law, because we conduct all of our operations outside of Panama, no Panamanian taxes or withholding will be imposed on payments to holders of our securities.

UNITED STATES

    GENERAL. This is a summary of certain United States federal income tax considerations relevant to holders of LYONs. This summary is based upon the Internal Revenue Code of 1986, as amended, Treasury regulations, IRS rulings and judicial decisions now in effect, all of which are subject to change (possibly with retroactive effect) or different interpretations. There can be no assurance that the IRS will not challenge one or more of the conclusions described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the United States federal income tax consequences of acquiring or holding LYONs.

    This summary does not purport to deal with all aspects of United States federal income taxation that may be relevant to a holder, such as persons subject to the alternative minimum tax provisions of the Code. Also, it does not purport to deal with persons in special tax situations, such as insurance companies, tax-exempt organizations, mutual funds, retirement plans, financial institutions, dealers in securities or foreign currency, United States expatriates, persons that hold the LYONs as part of a "straddle" or as a "hedge" against currency risk or in connection with a conversion or another integrated transaction for tax purposes, and persons that have functional currency other than the United States dollar.

    This summary also does not discuss the tax consequences arising under the laws of any state, local or foreign jurisdiction. In addition, this summary is limited to original purchasers of LYONs who acquire LYONs at their issue price within the meaning of Section 1273 of the Code and who will hold the LYONs and common stock into which the LYONs may be converted as "capital assets" within the meaning of Section 1221 of the Code. The "issue price" of the LYONs will equal the first price at which a substantial amount of the LYONs are sold for cash to the public, not including sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers.

    Persons considering the purchase, ownership, conversion or other disposition of LYONs should consult their own tax advisors regarding the United States federal income tax consequences and the consequences arising under the laws of any state, local or foreign taxing jurisdiction.

    While the following does not purport to discuss all tax matters relating to the LYONs, and assuming the LYONs will be treated as indebtedness, the following are the material federal income tax consequences of the LYONs, subject to the qualifications described above.

    The term "United States holder" means a beneficial owner of LYONs or common stock into which LYONs have been converted that is, for United States federal income tax purposes:

    - a citizen or resident of the United States;

    - a corporation or other entity that has elected to be treated as a corporation, created or organized in or under the laws of the United States or any political subdivision thereof;

    - an estate, the income of which is subject to United States federal income tax regardless of its source; or

    - a trust if a court within the United States is able to exercise primary jurisdiction over its administration and one or more United States persons have authority to control all of its substantial decisions or if the trust has otherwise elected to be a United States person in accordance with applicable Treasury regulations.

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    The term "non-United States holder" means a beneficial owner, other than a partnership, of LYONs or common stock into which LYONs have been converted that is not a United States holder for United States federal income tax purposes.

    If a partnership, including for this purpose any entity treated as a partnership for United States tax purposes, is a beneficial owner of LYONs or common stock into which LYONs have been converted, the treatment of a partner in the partnership will generally depend upon the status of the partner and upon the activities of the partnership. A holder of LYONs that is a partnership, and partners in such a partnership, should consult their tax advisors about the United States federal income tax consequences of holding and disposing of LYONs and common stock into which LYONs have been converted.

    UNITED STATES HOLDERS

    ORIGINAL ISSUE DISCOUNT. The LYONs are being issued at a substantial discount from their principal amount at maturity. For United States federal income tax purposes, the difference between the issue price and the stated principal amount at maturity of each LYON constitutes original issue discount. United States holders of the LYONs will be required to include original issue discount in income periodically over the term of the LYONs before receipt of the cash or other payment attributable to such income.

    A United States holder of a LYON must include in gross income for United States federal income tax purposes the sum of the daily portions of original issue discount with respect to the LYON for each day during the taxable year or portion of a taxable year on which such holder holds the LYON. The daily portion is determined by allocating to each day of an accrual period a pro rata portion of an amount equal to the adjusted issue price of the LYON at the beginning of the accrual period multiplied by the yield to maturity of the LYON. The accrual period of a LYON may be of any length and may vary in length over the term of the LYON, provided that each accrual period is no longer than one year. The adjusted issue price of the LYON at the start of any accrual period is the issue price of the LYON increased by the accrued original issue discount for each prior accrual period. Under these rules, United States holders will have to include in gross income increasingly greater amounts of original issue discount in each successive accrual period. Any amount included in income as original issue discount will increase a United States holder's tax basis in the LYON.

    We will be required to furnish annually to the IRS and to certain noncorporate United States holders information regarding the amount of the original issue discount attributable to that year. For this purpose, we will use a six-month accrual period which ends on the day in each calendar year corresponding to the maturity day of the LYON or the date six months before such maturity date.

    DISPOSITION OR CONVERSION. Except as described below, gain or loss upon a sale or other disposition of a LYON will generally be capital gain or loss, which will be long-term if the LYON is held for more than one year. Net capital gains of a non-corporate United States holder are, under certain circumstances, taxed at lower rates than items of ordinary income. In the case of a non-corporate United States holder, long-term capital gains are generally taxed at a maximum 20% federal tax rate. Net capital gains of a corporate United States holder are taxed at the same rates as ordinary income, with a maximum federal rate of 35%. The deductibility of capital losses is subject to limitations.

    A conversion of a LYON into common stock, and the use of common stock to repurchase a LYON, whether at the option of the holder or us, will not be a taxable event except with respect to cash received in lieu of a fractional share. The United States holder's obligation to include in gross income the daily portions of original issue discount with respect to a LYON will terminate prospectively on the date of conversion. The United States holder's basis in the common stock received for a LYON will be the same as the United States holder's basis in the LYON at the time of conversion or exchange, exclusive of any tax basis allocable to a fractional share.

    If a United States holder elects to exercise its option to tender a LYON to us and the purchase price is paid in a combination of shares of common stock and cash (other than cash received in lieu of a fractional share), gain (but not loss) realized by the United States holder will be recognized, but only to the extent such gain does not exceed that cash. Generally, that gain will be capital gain and will be long-term if the holding period for that LYON is more than one year. A United States holder's tax basis in the common stock received in the exchange will equal the United States holder's tax basis in the LYON tendered to us, exclusive of any tax basis allocable to a fractional share interest as described below, decreased by the amount of cash (other than cash received in lieu of a fractional share), if any, received in exchange and increased by the amount of any gain recognized by the United States holder on the exchange (other than gain with respect to a fractional share).

    If a United States holder elects to exercise its option to tender a LYON to us and we deliver cash in satisfaction of the purchase price, the United States holder will recognize gain or loss, measured by the difference between the amount of the cash and the United States holder's basis in the tendered LYON. Gain or loss recognized by the United States holder will generally be capital gain or loss, which gain or loss will be long-term if the holding period for such LYON is more than one year.

    Cash received in lieu of a fractional share of common stock upon conversion of a LYON or upon a put of a LYON to us on a purchase date should be treated as a payment in exchange for the fractional share. Accordingly, the receipt of cash in lieu of a fractional share of common stock should generally result in capital gain or loss, if any, measured by the difference between the cash received for the fractional share and the holder's basis in the fractional share.

    Gain or loss upon a sale or other disposition of the common stock received upon conversion of a LYON or in satisfaction of the purchase price of a LYON put to us generally will be capital gain or loss (which gain or loss will be long-term if the holding period for such common stock is more than one year). The holding period for common stock received in exchange will include the holding period for the LYON tendered to us in exchange for the common stock. However, the holding period for common stock attributable to accrued original issue discount may commence on the day following the conversion or purchase date.

    DIVIDENDS. If a United States holder receives common stock, in general, distributions on the common stock that are paid out of our current or accumulated earnings and profits (as defined for United States federal income tax purposes) will constitute taxable dividends and will be includible in income by a holder in accordance with that holder's method of accounting for United States federal income tax purposes.

    CONSTRUCTIVE DIVIDEND. If at any time we make a distribution of property to our stockholders that would be taxable to the stockholders as a dividend for United States federal income tax purposes and, in accordance with the anti-dilution provisions of the LYONs, the conversion rate of the LYONs is increased (or if the conversion rate is increased at our discretion), the increase may be deemed to be the payment of a taxable dividend to holders of the LYONs.

    For example, an increase in the conversion rate in the event of distributions of evidences of indebtedness or our assets or an increase in the event of an extraordinary cash dividend will generally result in deemed dividend treatment to holders of the LYONs, but generally an increase in the event of stock dividends or the distribution of rights to subscribe for common stock will not. See "Description of LYONs--Conversion Rights."

    BACKUP WITHHOLDING AND INFORMATION REPORTING. Information reporting will apply to payments of interest (including accruals of original issue discount) or dividends, if any, made by us on, or the proceeds of the sale or other disposition of, the LYONs or shares of common stock with respect to certain non-corporate United States holders, and backup withholding may apply unless the recipient United States holder of such payment supplies a taxpayer identification number, certified under penalties of perjury, as well as certain other information or otherwise establishes an exemption from backup withholding. Any amount withheld under the backup withholding rules will be allowable as a credit against the United States holder's United States federal income tax, provided that the required information is provided to the IRS.

    NON-UNITED STATES HOLDERS

    ORIGINAL ISSUE DISCOUNT AND DISPOSITION. In general and subject to the discussion below under "--Backup Withholding and Information Reporting," a non-United States holder will not be subject to United States federal income or withholding tax with respect to original issue discount with respect to LYONs or gain upon the disposition of LYONs or shares of common stock, unless:

    - the income or gain is "United States trade or business income," which means income or gain that is effectively connected with the conduct by the non-United States holder of a trade or business, or, in the case of a treaty resident, attributable to a permanent establishment or a fixed base, in the United States, or

    - such non-United States holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met.

    United States trade or business income of a non-United States holder will generally be subject to regular United States income tax in the same manner as if it were realized by a United States holder. Non-United States holders that realize United States trade or business income with respect to the LYONs or shares of common stock should consult their tax advisers as to the treatment of such income or gain. In addition, United States trade or business income of a non-United States holder that is a non-United States corporation may be subject to a branch profits tax at a rate of 30%, or such lower rate provided by an applicable income tax treaty.

    BACKUP WITHHOLDING AND INFORMATION REPORTING. If the LYONs, or shares of common stock into which LYONs have been converted, are held by a non-United States holder through a non-United States, and non-United States related, broker or financial institution, information reporting and backup withholding generally would not be required. Information reporting, and possibly backup withholding, may apply if the LYONs or shares of common stock are held by a non-United States holder through a United States, or United States related, broker or financial institution and the non-United States holder fails to provide appropriate information. Non-United States holders should consult their tax advisers.

                                    EXPERTS

    The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended November 30, 2000 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent certified public accountants, given on the authority of said firm as experts in auditing and accounting.

                                 LEGAL MATTERS

    The validity of the offered LYONs has been passed upon by Paul, Weiss, Rifkind, Wharton & Garrison, New York, New York. The validity of the shares of the offered common stock has been passed upon by Tapia Linares y Alfaro, Panama City, Republic of Panama.

    James M. Dubin, a partner of Paul, Weiss, Rifkind, Wharton & Garrison and one of our directors, is the sole stockholder of three corporations which act as trustees or protectors of various trusts established for the benefit of members of the Arison family. In this capacity, Mr. Dubin has shared voting or dispositive rights for approximately 24.9% of our outstanding common stock. Paul, Weiss, Rifkind, Wharton & Garrison also serves as counsel to Micky Arison, our chairman and chief executive officer, Shari Arison, one of our directors, and other Arison family members and trusts.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.


    The following table sets forth the various expenses payable in connection with the issuance and distribution of the LYONs and underlying common stock being registered hereby, other than underwriting discounts and commissions (which will be described in the applicable prospectus supplement). All the amounts shown are estimates, except the SEC registration fee. All of such expenses are being borne by us.



SEC Registration Fee........................................  $119,501
New York Stock Exchange Listing Fee.........................  $ 32,000
Accounting Fees and Expenses................................  $ 10,000
Legal Fees and Expenses.....................................  $120,000
Printing and Engraving Expenses.............................  $ 50,000
                                                              --------
Total.......................................................  $331,501


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Our second amended and restated articles of incorporation and by-laws provide, subject to the requirements set forth therein, that with respect to any person who was or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, we shall indemnify such person by reason of the fact that he is or was one of our director or an officer, and may indemnify such person by reason of the fact that he is or was one of our employees or agents or is or was serving at our request as a director, officer, employee or agent in another corporation, partnership, joint venture, trust or other enterprise, in either case against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. We have entered into indemnity agreements with Shari Arison, Maks L. Birnbach, Richard G. Capen, Jr., Arnold W. Donald, James M. Dubin, Modesto Maidique, Stuart Subotnick, Sherwood M. Weiser, Meshulam Zonis and Uzi Zucker providing essentially the same indemnities as are described in the our second amended and restated articles of incorporation.

    Under a registration rights agreement among us and certain irrevocable trusts (the "Trusts"), the Trusts have agreed to indemnify us, our directors and officers and each person who controls us within the meaning of the Exchange Act, against certain liabilities. Under a registration agreement between us and selling holders of our 2% convertible senior debentures due 2021, these selling holders have agreed to indemnify us, our directors and officers and each person who controls us within the meaning of the Exchange Act against certain liabilities. Finally, under a registration agreement between us and the selling securityholders, the selling securityholders have agreed to indemnify us, our directors and officers and each person who controls us within the meaning of the Exchange Act against certain liabilities.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.



         4.1            Second Amended and Restated Articles of Incorporation of the
                        Registrant (incorporated by reference to Exhibit No. 3 to
                        the Registrant's registration statement on Form S-3,
                        File No. 333-68999, filed with the Securities and Exchange
                        Commission).

         4.2            Amendment to Second Amended and Restated Articles of
                        Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant's quarterly report on Form
                        10-Q for the quarter ended May 31, 1999, filed with the
                        Securities and Exchange Commission).

         4.3            Certificate of Amendment of Articles of Incorporation of the
                        Registrant (incorporated by reference to Exhibit 3.1 to the
                        Registrant's quarterly report on Form 10-Q for the quarter ended May 31, 2000, filed with the Securities and Exchange
                        Commission).

         4.4            Form of By-laws of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant's registration statement on
                        Form S-1, File No. 33-14844, filed with the Securities and
                        Exchange Commission).

         4.5            Indenture, dated as of April 25, 2001, between Carnival
                        Corporation and U.S. Bank Trust National Association, as
                        trustee, relating to unsecured and unsubordinated debt
                        securities (incorporated by reference to Exhibit No. 4.5 to the Registrant's registration statement on
                        Form S-3, File No. 333-62950, filed with the Securities
                        Exchange Commission).

         4.6*           Second Supplemental Indenture, dated as of October 24, 2001, between Carnival Corporation and U.S. Bank Trust National
                        Association, as trustee, creating a series of securities
                        designated Liquid Yield Option-TM-Notes due 2021 (Zero
                        Coupon--Senior).

         4.7*           Registration Rights Agreement, dated as of October 24, 2001, between Carnival Corporation and Merrill Lynch & Co.,
                        Merrill Lynch, Pierce, Fenner & Smith Incorporated.

         5.1*           Opinion of Paul, Weiss, Rifkind, Wharton & Garrison.

         5.2*           Opinion of Tapia Linares y Alfaro.

        12.1            Ratios of Earnings to Fixed Charges (incorporated by
                        reference to Exhibit 12 to the Registrant's quarterly report on Form 10-Q for the quarter ended August 31, 2001, filed
                        with the Securities and Exchange Commission).

        12.2            Ratios of Earnings to Fixed Charges (incorporated by
                        reference to Exhibit 12 to the Registrant's annual report on
                        Form 10-K for the fiscal year ended November 30, 2000, filed with the Securities and Exchange Commission).

        23.1            Consent of PricewaterhouseCoopers LLP.

        23.2*           Consent of Paul, Weiss, Rifkind, Wharton & Garrison
                        (included in Exhibit 5.1).

        23.3*           Consent of Tapia Linares y Alfaro (included in Exhibit 5.2).

       24*              Power of Attorney.

        25.1            Statement of Eligibility under the Trust Indenture Act of
                        1939 on Form T-1 of U.S Bank Trust National Association to
                        act as Trustee under the Indenture, dated as of April 25,
                        2001, as supplemented by the Second Supplemental Indenture, dated as of October 24, 2001 (incorporated by reference to
                        Exhibit No. 25.1 to the Registrant's registration statement on Form S-3 File No. 333-62950, filed with the Securities
                        Exchange Commission).


------------------------


*   Previously filed.

ITEM 17. UNDERTAKINGS

    The Registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

        (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

        (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

       (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or
             Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

    (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

    (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to
       Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

    (5) To file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act of 1939 in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act of 1939.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be filed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida, on the Fifth day of December, 2001.



                                          CARNIVAL CORPORATION

                                          By:  /s/ Gerald R. Cahill
                                               ---------------------------------------------
                                               Name:  Gerald R. Cahill
                                               Title: Senior Vice President--Finance and Chief
                                                      Financial and Accounting Officer



    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



                  SIGNATURE                                  TITLE                       DATE
                  ---------                                  -----                       ----
                              *                Chairman of the Board, Chief        December 5, 2001
    ------------------------------------       Executive Officer and Director
                Micky Arison                   (Principal Executive Officer)

                              *                Vice Chairman of the Board, Chief   December 5, 2001
    ------------------------------------       Operating Officer and Director
               Howard S. Frank

            /s/ GERALD R. CAHILL               Senior Vice President--Finance and  December 5, 2001
    ------------------------------------       Chief Financial and Accounting
              Gerald R. Cahill                 Officer

                              *                Director                            December 5, 2001
    ------------------------------------
                Shari Arison

                              *                Director                            December 5, 2001
    ------------------------------------
              Maks L. Birnbach

                              *                Director                            December 5, 2001
    ------------------------------------
            Richard G. Capen, Jr.

                              *                Director                            December 5, 2001
    ------------------------------------
             Robert H. Dickinson

                              *                Director                            December 5, 2001
    ------------------------------------
              Arnold W. Donald

                              *                Director                            December 5, 2001
    ------------------------------------
               James M. Dubin

                  SIGNATURE                                  TITLE                       DATE
                  ---------                                  -----                       ----
                              *                Director                            December 5, 2001
    ------------------------------------
              A. Kirk Lanterman

                              *                Director                            December 5, 2001
    ------------------------------------
             Modesto A. Maidique

                              *                Director                            December 5, 2001
    ------------------------------------
              Stuart Subotnick

                              *                Director                            December 5, 2001
    ------------------------------------
             Sherwood M. Weiser

                              *                Director                            December 5, 2001
    ------------------------------------
               Meshulam Zonis

                              *                Director                            December 5, 2001
    ------------------------------------
                 Uzi Zucker



*By:                  /s/ GERALD R. CAHILL
             --------------------------------------
                        ATTORNEY-IN-FACT

                                 EXHIBIT INDEX



        4.1             Second Amended and Restated Articles of Incorporation of the
                        Registrant (incorporated by reference to Exhibit No. 3 to
                        the Registrant's registration statement on Form S-3,
                        File No. 333-68999, filed with the Securities and Exchange
                        Commission).

        4.2             Amendment to Second Amended and Restated Articles of
                        Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant's quarterly report on Form
                        10-Q for the quarter ended May 31, 1999, filed with the
                        Securities and Exchange Commission).

        4.3             Certificate of Amendment of Articles of Incorporation of the
                        Registrant (incorporated by reference to Exhibit 3.1 to the
                        Registrant's quarterly report on Form 10-Q for the quarter ended May 31, 2000, filed with the Securities and Exchange
                        Commission).

        4.4             Form of By-laws of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant's registration statement on
                        Form S-1, File No. 33-14844, filed with the Securities and
                        Exchange Commission).

        4.5             Indenture, dated as of April 25, 2001, between Carnival
                        Corporation and U.S. Bank Trust National Association, as
                        trustee, relating to unsecured and unsubordinated debt
                        securities (incorporated by reference to Exhibit No. 4.5 to the Registrant's registration statement on
                        Form S-3, File No. 333-62950, filed with the Securities
                        Exchange Commission).

        4.6*            Second Supplemental Indenture, dated as of October 24, 2001, between Carnival Corporation and U.S. Bank Trust National
                        Association, as trustee, creating a series of securities
                        designated Liquid Yield Option-TM-Notes due 2021 (Zero
                        Coupon--Senior).

        4.7*            Registration Rights Agreement, dated as of October 24, 2001, between Carnival Corporation and Merrill Lynch & Co.,
                        Merrill Lynch, Pierce, Fenner & Smith Incorporated.

        5.1*            Opinion of Paul, Weiss, Rifkind, Wharton & Garrison.

        5.2*            Opinion of Tapia Linares y Alfaro.

       12.1             Ratios of Earnings to Fixed Charges (incorporated by
                        reference to Exhibit 12 to the Registrant's quarterly report on Form 10-Q for the quarter ended August 31, 2001, filed
                        with the Securities and Exchange Commission).

       12.2             Ratios of Earnings to Fixed Charges (incorporated by
                        reference to Exhibit 12 to the Registrant's annual report on
                        Form 10-K for the fiscal year ended November 30, 2000, filed with the Securities and Exchange Commission).

       23.1             Consent of PricewaterhouseCoopers LLP.

       23.2*            Consent of Paul, Weiss, Rifkind, Wharton & Garrison
                        (included in Exhibit 5.1).

       23.3*            Consent of Tapia Linares y Alfaro (included in Exhibit 5.2).

      24*               Power of Attorney.

       25.1             Statement of Eligibility under the Trust Indenture Act of
                        1939 on Form T-1 of U.S Bank Trust National Association to
                        act as Trustee under the Indenture, dated as of April 25,
                        2001, as supplemented by the Second Supplemental Indenture, dated as of October 24, 2001 (incorporated by reference to
                        Exhibit No. 25.1 to the Registrant's registration statement on Form S-3 File No. 333-62950, filed with the Securities
                        Exchange Commission).


------------------------


*   Previously filed.